                                MERGER AGREEMENT

                                   dated as of

                                December 23, 1997

                                      among

                     EAGLE-PICHER INDUSTRIES, INC. PERSONAL
                            INJURY SETTLEMENT TRUST,

                         EAGLE-PICHER INDUSTRIES, INC.,

                               E-P HOLDINGS, INC.

                                       and

                              E-P ACQUISITION, INC.

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                                TABLE OF CONTENTS
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ARTICLE I - THE MERGER

      1.1    The Merger................................................................     1

      1.2    Effective Time............................................................     1

      1.3    Closing Date..............................................................     2

      1.4    Effects of the Merger.....................................................     2

      1.5    Certificate of Incorporation and By-Laws..................................     2

      1.6    Directors and Officers of the Surviving Corporation.......................     2

      1.7    Conversion of Capital Stock...............................................     2

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF THE TRUST AND THE COMPANY

      2.1    The Trust.................................................................     3

      2.2    The Company...............................................................     3

      2.3    Subsidiaries and Joint Venture Interests..................................     3

      2.4    Capitalization; Outstanding Debt..........................................     4

      2.5    Authority; No Conflict; Approvals.........................................     5

      2.6    Ownership of Shares; Title................................................     6

      2.7    Financial Statements......................................................     6

      2.8    No Changes................................................................     6

      2.9    Real and Personal Property................................................     6

      2.10   Contracts.................................................................     7

      2.11   Intellectual Property.....................................................     9

      2.12   Litigation, Claims and Proceedings........................................    10

      2.13   Environmental Conditions..................................................    10

      2.14   Compliance with Law; Permits..............................................    11

      2.15   Taxes.....................................................................    12

      2.16   Labor and Employee Benefits...............................................    12

      2.17   Insurance.................................................................    14

      2.18   Finder's Fee..............................................................    14

      2.19   Exclusivity of Representations............................................    14

      2.20   Transactions with Affiliates..............................................    15

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                                      (i)

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                               TABLE OF CONTENTS
                                  (CONTINUED)

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ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND ACQUISITION

      3.1    Due Organization..........................................................    15

      3.2    Authority.................................................................    15

      3.3    No Conflict...............................................................    15

      3.4    Approvals.................................................................    15

      3.5    Litigation................................................................    16

      3.6.   Finder's Fee..............................................................    16

      3.7    Financing.................................................................    16

ARTICLE 4 - COVENANTS

      4.1    Conduct of Business.......................................................    16

      4.2    Access to Records and Properties..........................................    18

      4.3    Approvals.................................................................    19

      4.4    Public Announcements......................................................    20

      4.5    Confidentiality...........................................................    20

      4.6    Reports; Access to Books and Records......................................    20

      4.7    Tax Matters...............................................................    21

      4.8    Repurchase of Shares Payment; Payment of Outstanding
             Indebtedness..............................................................    24

      4.9    Director and Officer Liability............................................    24

      4.10   Notices of Certain Events.................................................    25

      4.11   Further Assurances........................................................    25

      4.12   Financial Statements......................................................    25

      4.13   Negotiations..............................................................    26

      4.14   No Phase II Reviews.......................................................    27

      4.15   ISRA......................................................................    27

ARTICLE 5 - CONDITIONS TO OBLIGATIONS OF HOLDINGS AND ACQUISITION

      5.1    Absence of Injunction.....................................................    27

      5.2    Hart-Scott-Rodino.........................................................    27

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                                      (ii)

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                                   (CONTINUED)

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      5.3    No Breach.................................................................    27

      5.4    Bankruptcy Court Approval.................................................    27

      5.5    Merger Approvals..........................................................    27

      5.6    Government Approvals......................................................    28

      5.7    Financing.................................................................    28

      5.8    Material Adverse Change...................................................    28

      5.9    Existing Indebtedness.....................................................    28

      5.10   Environmental Conditions..................................................    28

      5.11   Legal Opinions............................................................    28

      5.12   Consents..................................................................    28

      5.13   Other Documents...........................................................    28

ARTICLE 6 - CONDITIONS TO OBLIGATIONS OF THE TRUST

      6.1    Absence of Injunction.....................................................    28

      6.2    Hart-Scott-Rodino.........................................................    29

      6.3    No Breach.................................................................    29

      6.4    Bankruptcy Court Approval.................................................    29

      6.5    Merger Approvals..........................................................    29

      6.6    Government Approvals......................................................    29

      6.7    Legal Opinion.............................................................    29

      6.8    Holdings Financing........................................................    29

      6.9.   Other Documents...........................................................    29

ARTICLE 7 - CLOSING

      7.1    The Trust Deliveries......................................................    29

      7.2    Holdings Deliveries.......................................................    30

      7.3    Payment of Debentures.....................................................    30

ARTICLE 8 - INDEMNIFICATION

      8.1    Indemnification by the Trust..............................................    30

      8.2    Indemnification by Acquisition and Holdings...............................    32

      8.3    Survival..................................................................    32

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                                      (iii)


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                                TABLE OF CONTENTS
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      8.4    Limitations on Indemnity..................................................    33

      8.5    Indemnification Procedure.................................................    33

      8.6    Exclusive Remedy..........................................................    34

ARTICLE 9 - TERMINATION; SURVIVAL

      9.1    Termination...............................................................    35

      9.2    Effect of Termination.....................................................    36

ARTICLE 10 - MISCELLANEOUS

      10.1   Expenses..................................................................    36

      10.2   Entire Agreement..........................................................    36

      10.3   Waivers...................................................................    36

      10.4   Binding Effect; Assignability.............................................    36

      10.5   Notices...................................................................    37

      10.6   Counterparts..............................................................    38

      10.7   Attachments, Exhibits and Schedules.......................................    38

      10.8   Governing Law.............................................................    38

      10.9   No Presumption............................................................    38

      10.10  Headings..................................................................    39

      10.11  Amendment.................................................................    39

      10.12  Third Party Rights........................................................    39

      10.13  Severability..............................................................    39

      10.14  Consent to Jurisdiction...................................................    39

      10.15  Nonrecourse Provisions....................................................    39

      10.16  Terms Generally...........................................................    40

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                                      (iv)

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                                TABLE OF CONTENTS
                                   (CONTINUED)

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ATTACHMENTS

Attachment A          Definitions

EXHIBITS

Exhibit A             Form of Opinion of Hughes Hubbard & Reed LLP, counsel to the Company and the Trust

SCHEDULES

Schedule 2.3(a)       Subsidiaries
Schedule 2.3(b)       Joint Venture Entities and Interests
Schedule 2.5          No Conflicts
Schedule 2.7          Financial Statements
Schedule 2.8          Material Changes
Schedule 2.9          Real Property
Schedule 2.10(a)      Contracts
Schedule 2.10(b)      Contract Defaults
Schedule 2.10(c)      Material Government Contracts
Schedule 2.11         Intellectual Property Rights and Claims
Schedule 2.12         Litigation, Claims and Proceedings
Schedule 2.13         Environmental Matters
Schedule 2.14         Permits
Schedule 2.16(a)      Employment & Collective Bargaining Agreements and Labor Disputes
Schedule 2.16(b)      US Benefit Plans
Schedule 2.16(f)      Retiree Medical and Life Insurance Plans
Schedule 2.16(h)      Foreign Benefit Plans
Schedule 2.17         Liability and Casualty Insurance Policies
Schedule 2.18         Finder's Fee
Schedule 2.20         Transactions with Affiliates
Schedule 3.7          Financing Letters
Schedule 4.1          Permitted Changes
Schedule 5.10         Real Property Investigated for Environmental Conditions
Schedule 5.12         Consents

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                                      (v)


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                                MERGER AGREEMENT

     MERGER AGREEMENT (together with the Attachments, Exhibits and Schedules hereto, and as amended from time to time in accordance with the terms hereof, this "Agreement") made as of December 23, 1997 among Eagle-Picher Industries, Inc. Personal Injury Settlement Trust, an Ohio trust (the "Trust"), Eagle-Picher Industries, Inc., an Ohio corporation (the "Company"), E-P Holdings, Inc., a Delaware corporation ("Holdings"), and E-P Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings ("Acquisition").

     WHEREAS, the Trust is the sole stockholder of the Company:

     WHEREAS, the Board of Directors of each of Holdings, Acquisition, and the Company and the sole stockholders of Acquisition and the Company have approved the merger (the "Merger") of Acquisition with and into the Company, upon the terms and conditions of this Agreement. As a result of the Merger, each issued and outstanding share of common stock, without par value (the "Common Stock"), of the Company, will be converted into the right to receive the consideration provided in this Agreement and the separate corporate existence of Acquisition shall cease; and

     WHEREAS, the defined terms used in this Agreement, which are capitalized, shall have the meanings set forth in Attachment A.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Agreement, the Trust, the Company, Acquisition and Holdings agree as follows:

                                    ARTICLE I

                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Ohio General Corporation Law ("OGCL") and the Delaware General Corporation Law ("DGCL"), at the Effective Time (as defined below), Acquisition shall be merged with and into the Company. Following the Merger, the separate corporate existence of Acquisition shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company in accordance with the OGCL and the DGCL.

     1.2 Effective Time. At the Closing, upon the satisfaction of all conditions set forth in Articles 5 and 6 and the taking of all actions referred to in Sections 7.1 and 7.2 (other than 7.1(b) and 7.2(i)), the Trust, Holdings and Acquisition shall cause a copy of the certificate of merger (executed in accordance with the relevant provisions of the OGCL and the DGCL) or other appropriate documents to be filed in the office of the Ohio Secretary of State and the office of the Delaware Secretary of State (the "Certificate of Merger"), and the parties shall make all other





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                                                                               2

filings or recordings required under the OGCL and the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Ohio Secretary of State or at such time as is agreed upon by the parties and specified in the Certificate of Merger. Such time is referred to in this Agreement as the "Effective Time."

     1.3 Closing Date. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. Eastern Time at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York on the fifth Business Day after all conditions to the obligations of Holdings and Acquisition, on the one hand, and the Trust, on the other hand, under Articles 5 and 6 of this Agreement shall have been satisfied or waived (other than the conditions referred to in Sections 5.3, 5.8 and 6.3), or at such other place and on such other date as the parties may mutually agree in writing (such date on which the Closing occurs hereinafter is referred to as the "Closing Date").

     1.4 Effects of the Merger. The Merger shall have the effects set forth in the OGCL and the DGCL.

     1.5 Certificate of Incorporation and By-Laws. The Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until amended. The Regulations of the Company as in effect immediately prior to the Effective Time shall be the Regulations of the Surviving Corporation until amended.

     1.6 Directors and Officers of the Surviving Corporation. The directors and officers of Acquisition at the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, until the earlier of their resignation or removal or until their successors are duly elected and qualified.

     1.7 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock or any shares of common stock, par value $.01 per share (the "Acquisition Common Stock"), of Acquisition:

          (a) Acquisition Common Stock. Each issued and outstanding share of Acquisition Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Company-Owned Stock. Each share of Common Stock that is held by the Company as treasury stock or owned by the Company or any Company Subsidiary, in each case immediately prior to the Effective Time, shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (c) Exchange of Shares. All of the issued and outstanding shares (the "Shares") of Common Stock (all of which are and, immediately prior to the Effective Time, will be owned by the Trust) shall be converted into and become the right to receive an amount in cash equal to (A) $410,000,000 plus the Interest Amount less (B) the Transaction Expense





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                                                                               3

     Amount (the "Merger Consideration"). Upon receipt by the Trust of the Merger Consideration, the Trust shall deliver to Holdings the certificates formerly representing the Shares and shall have no further rights with respect thereto. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Common Stock.

                                    ARTICLE 2

           REPRESENTATIONS AND WARRANTIES OF THE TRUST AND THE COMPANY

     The Trust and the Company represent and warrant to Acquisition and Holdings that, (x) as of the date of this Agreement and as of the Closing with respect to the Closing Representations and (y) as of December 1, 1997 with respect to the December 1 Representations (except as to requirements for matters to be disclosed on Schedules which requirements shall be as of the date of this Agreement):

     2.1 The Trust. The Trust has been duly formed and is validly existing as a trust under the Laws of the State of Ohio pursuant to the Eagle-Picher Industries, Inc. Personal Injury Settlement Trust Agreement dated November 29, 1996 (the "Trust Agreement") among the Company and certain of its Affiliates, as settlors, and James J. McMonagle, Ruth McMullin and Daniel M. Phillips (together with W. Thomas Stephens, the "Trustees") pursuant to the Third Amended Consolidated Plan of Reorganization of the Company and its affiliated debtors, as confirmed by the order of the United States District Court and the United States Bankruptcy Court for the Southern District of Ohio dated November 18, 1996 (the "Plan"). The Trust Agreement remains in full force and effect. The Trust has delivered to Holdings true and complete copies of the Trust Agreement. The Trust complies in all respects with the requirements of a trust set forth in
Section 524(g)(2)(B)(i) of the Bankruptcy Reform Act of 1978, as amended. The Trust has the power and authority to enter into this Agreement and consummate the transactions contemplated hereby.

     2.2 The Company. The Company is an Ohio corporation, duly incorporated and validly existing as a corporation in good standing under the Laws of the State of Ohio and has the corporate power to own, operate or lease the properties and assets owned, operated or leased by it and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where qualification as a foreign corporation is required, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. The Trust has delivered to Holdings prior to the date of this Agreement true and complete copies of the Articles of Incorporation and Regulations of the Company. There are no voting trusts, stockholders agreements, proxies or other similar agreements in effect with respect to the voting or transfer of the Shares.

     2.3 Subsidiaries and Joint Venture Interests.

     (a) Set forth in Schedule 2.3(a) is a true and complete list of all Company Subsidiaries stating, with respect to each, its jurisdiction of incorporation, type of entity and equity ownership. Each of the Company Subsidiaries is duly incorporated, validly existing and





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                                                                               4

(with respect to Domestic Subsidiaries) in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own, operate or lease the properties and assets owned, operated or leased by it and to carry on its business as now being conducted. Each of the Company Subsidiaries which is a Domestic Subsidiary is duly qualified to do business (with regard to jurisdictions within the United States) and is in good standing in each jurisdiction where qualification as a foreign corporation is required, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. All of the outstanding shares of capital stock of the Company Subsidiaries have been validly authorized and issued, are fully paid and nonassessable and have not been issued in violation of any preemptive rights or of any federal or state securities law and are owned by the Company of record and beneficially free and clear of any Lien other than Permitted Liens. The Trust has heretofore made available to Holdings true and correct copies of the certificates or articles of incorporation and bylaws or other organizational documents of the Company Subsidiaries. There are no voting trusts, stockholders agreements, proxies or other similar agreements in effect with respect to the voting or transfer of the capital stock or other equity interests of the Company Subsidiaries.

     (b) Set forth in Schedule 2.3(b) is a true and complete description of (i) the nature of interests (the "Joint Venture Interests") held by the Company and Company Subsidiaries in certain joint venture entities (the "Joint Venture Entities"), (ii) the holders of the Joint Venture Interests and (iii) the percentage of Joint Venture Interests held by the Company or Company Subsidiaries.

     (c) As of the date of this Agreement, except as set forth in Schedule 2.3(a) and Schedule 2.3(b), the Company does not have, directly or indirectly, any material ownership, equity, profit or voting interest in any corporation, partnership, joint venture, association, trust or any other unincorporated organization or entity and has no agreement or commitment to purchase any such interest.

     2.4 Capitalization; Outstanding Debt.

     (a) The authorized stock of the Company consists of twenty million (20,000,000) shares of Common Stock, of which ten million (10,000,000) shares are issued and outstanding as of the date hereof, and no shares are held in the treasury of the Company. At the Effective Time, 9,340,000 shares of Common Stock will be issued and outstanding. The Trust owns all of the issued and outstanding shares of Common Stock. The Shares have been validly authorized and issued, are fully paid and nonassessable and have not been issued in violation of any preemptive rights or of any federal or state securities law. Other than as contemplated hereby, there is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly: (i) calls for the issuance, sale, pledge or other disposition of any shares of the Company or any Company Subsidiary or any securities convertible into, or exchangeable or exercisable for, or other rights to acquire, any shares of the Company or any Company Subsidiary, (ii) affects to the voting or control of such stock, securities or rights or (iii) obligates the Company or any Company Subsidiary to grant, offer or enter into any of the foregoing.





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                                                                               5

     (b) The sum of the outstanding principal amounts under the IRBs, other long-term indebtedness (including current portions) and any revolving credit or line of credit (collectively, "Company Debt") at November 30, 1997 was no greater than $23,400,000.

     2.5 Authority; No Conflict; Approvals.

     (a) The execution, delivery and, subject to Section 2.5(c)(ii), the consummation of the transactions contemplated by this Agreement has been duly and validly authorized by all necessary action on the part of the Trust. This Agreement has been duly and validly executed and delivered by the Trust, constitutes a valid and binding obligation of the Trust and is enforceable against the Trust in accordance with its terms except to the extent that (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors' rights generally and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) specific performance may not be available in certain jurisdictions outside the US (the foregoing clauses (i) and (ii), collectively, the "Enforceability Exceptions").

     (b) Except as set forth in Schedule 2.5 and assuming compliance with the matters referred to in Section 2.5(c), the execution and delivery by the Trust of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not (A) contravene, conflict with or result in the breach of any term or provision of (i) the Trust Agreement, or (ii) the charter, articles or certificate of incorporation or any other organizational document or bylaws of the Company or any Company Subsidiary, (B) (i) constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default), or give rise to a right of termination, cancellation or acceleration under, or to a loss of any benefit to which the Trust, the Company or any Company Subsidiary is entitled under, any material agreement, contract or other instrument binding upon the Company or any Company Subsidiary or any material license, franchise, permit or other similar authorization held by the Company or any Company Subsidiary or (ii) result in the creation or imposition of any Lien on any material asset of the Company or any Company Subsidiary, or (C) contravene, conflict with or constitute a violation by the Trust, the Company or any Company Subsidiary of any Law applicable to such entity.

     (c) No Approval is necessary for the execution, delivery and performance of this Agreement by the Trust or to make this Agreement an enforceable obligation of the Trust or to permit the Trust to consummate the transactions contemplated hereunder without violating any Laws, except (i) compliance with applicable requirements under the H-S-R Act and the expiration or termination of all applicable waiting periods thereunder, (ii) the approval of the amendment of the Amended and Restated Articles of Incorporation of the Company contemplated by
Section 6.4 by the United States Bankruptcy Court for the Southern District of Ohio, Western Division (the "Bankruptcy Court"), (iii) in connection with compliance with any applicable non-US competition laws or national merger regulations ("Merger Approvals"), (iv) in connection with compliance with any applicable non-US laws on exchange control or foreign investments, (v) in connection with any necessary Approvals of the US Government, including, without limitation, the Office of Defense Trade Controls and the Company's Cognizant Security





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                                                                               6

Agencies ("Government Approvals"), (vi) any Approvals that may be required to be made as a result of (x) the specific regulatory status of Holdings or any of its Affiliates or (y) any other facts that relate to the business or activities in which Holdings or any of its Affiliates is engaged, and (vii) any Pension Benefit Guaranty Corporation ("PBGC") "Notice of Reportable Event" required under Section 4043(c) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     2.6 Ownership of Shares; Title. The Trust is the sole record and beneficial owner of the Shares. The Trust has good title to the Shares, free and clear of Liens.

     2.7 Financial Statements. Attached hereto as Schedule 2.7 are the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of August 31, 1997 (the "Balance Sheet") and the audited balance sheet of the Company and the Company Subsidiaries as of November 30, 1996 and the unaudited and audited consolidated statements of income and cash flows of the Company and Company Subsidiaries for the nine (9) month and the twelve (12) month periods then ended, respectively, (collectively, the "Financial Statements"). Except as set forth on Schedule 2.7 and as noted therein, the Financial Statements have been prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries as of August 31, 1997 and November 30, 1996 and the consolidated results of operations and cash flows of the Company and its consolidated Company Subsidiaries for the nine (9) month and the twelve (12) month periods then ended, respectively, subject in the case of the unaudited financial statements to normal year-end adjustments. Except as reflected, reserved against or otherwise disclosed in the Balance Sheet or as set forth on Schedule 2.7, during the period from November 30, 1996 to the date hereof, neither the Company nor any Company Subsidiary has incurred any liabilities (absolute, accrued, contingent or otherwise) required by GAAP to be reflected on a consolidated balance sheet of the Company or set forth in the notes thereto, except for liabilities incurred in the ordinary course of business and consistent with past practice.

     2.8 No Changes. Except as disclosed on Schedule 2.8 or for Permitted Changes, during the period from August 31, 1997 to December 1, 1997, the businesses of the Company and the Company Subsidiaries taken as a whole have been conducted in all material respects in the ordinary course of business and consistent with past practice and there has been no change in the business, financial condition or results of operations of the Company and Company Subsidiaries that would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 2.8, during the period from August 31, 1997 to the date hereof, neither the Company nor any of the Company's Subsidiaries has taken any of the actions specified in Section 4.1(d)-(o) hereto.

     2.9 Real and Personal Property.

     (a) Schedule 2.9 lists all real property owned or leased by the Company or Company Subsidiaries (together with any structures or improvements thereon and all easements and other rights with respect thereto, the "Real Property").
Schedule 2.9 sets forth the address by which each parcel of Real Property is commonly known, identifies which Real Property is owned





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                                                                               7

("Owned Real Property") and which is leased ("Leased Real Property"), and identifies the respective Company or Company Subsidiary and the applicable division that owns or leases such Real Property. Except as disclosed on such Schedule, neither the Company nor any Company Subsidiary owns or leases any interest or estate in any Real Property. Except as set forth on Schedule 2.9, all Real Property conforms with all applicable building, zoning and other land use laws, ordinances, rules and regulations, with such exceptions as would not reasonably be expected to have a Material Adverse Effect. Each lease of Real Property (together with all amendments, supplements, and any other writing which affects the terms thereof, a "Real Property Lease") is in full force and effect and is enforceable against the landlord which is a party thereto in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions and with such exceptions that would not reasonably be expected to have a Material Adverse Effect, and neither any Company nor, to the knowledge of the Trust, any other party to any Real Property Lease, is in breach of or default under any Real Property Lease, with such exceptions as would not reasonably be expected to have a Material Adverse Effect. As identified on
Schedule 2.9, the Company or such Company Subsidiary is the sole owner and holder of, and has good and valid fee title to, each Owned Real Property, and is the sole owner and holder of the lessee's interest and estate under each Real Property Lease and has a good and valid leasehold estate in each Leased Real Property, in each case with such exceptions as would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 2.9, the Company and Company Subsidiaries have good and valid title to all of their owned Real Property, free and clear of all Liens (other than Permitted Liens). The Trust has delivered to Holdings a true and complete copy of each Real Property Lease described on Schedule 2.9. Except as disclosed on Schedule 2.9, no Consent is required from any landlord under any Real Property Lease for the transactions contemplated by this Agreement. All tangible personal property material to the operations of the Company and Company Subsidiaries is in good working condition, reasonable wear and tear and loss due to normal operations excepted.

     (b) None of the Trust, the Company or any Company Subsidiary has received any written notice of any, and to the Trust's Knowledge there is no existing, pending or contemplated condemnation, eminent domain or similar proceeding with respect to any material Real Property or any portion thereof. With such exceptions as would not reasonably be expected to have a Material Adverse Effect, no part of any Real Property is subject to any building or use restrictions that would restrict or prevent the present use and operation of such Real Property, and each Real Property is properly and duly zoned for its current use, and such current use is in all respects a conforming use or is a permitted nonconforming use. No Governmental Authority having jurisdiction over any Real Property has issued or, to the Knowledge of the Trust, has threatened to issue any notice or order that materially and adversely affects the current use or operation of any material Real Property.

     2.10 Contracts.

     (a) Schedule 2.10(a) lists as of the date of this Agreement the following:

          (i) each Contract which meets any of the following criteria, except purchase orders made in the ordinary course of business (each such Contract, each Contract with a





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                                                                               8

supplier described in clause (ii) and each Material Government Contract, a "Material Contract"):

               (A) involves the sale by the Company or a Company Subsidiary of goods in excess of $1,000,000 annually following the Closing and is not terminable by the Company or Company Subsidiary without material penalty on less than sixty-one (61) days notice (other than purchase orders relating to the sale of goods and/or services of the Company or a Company Subsidiary in the ordinary course of business);

               (B) contains commitments of suretyship, guaranty or indemnification in excess of $1,000,000 annually by the Company or Company Subsidiary following the Closing, or is a Material Government Contract;

               (C) relating to indebtedness for money borrowed or capital leases by or from the Company or a Company Subsidiary from or to any person (other than credit terms offered to customers in connection with the sale of goods and/or services of the Company or a Company Subsidiary in the ordinary course of business) in excess of $1,000,000 annually following the Closing;

               (D) relating to any joint venture, partnership, limited liability company, or other similar agreement or arrangement which has involved or is expected to involve (i) a capital contribution by the Company or any Company Subsidiary or (ii) a sharing of annual revenues with other Persons, in each case, in excess of $500,000 or more;

               (E) relating to the employment or compensation of any director, officer or shareholder of the Company or any Company Subsidiary;

               (F) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) material to the Company and the Company Subsidiaries in the aggregate, which contract has been executed since November 30, 1996;

               (G) that limits the freedom of the Company or any Company Subsidiary to compete in any material respect in any line of business or with any Person or in any area or which would so limit the freedom of the Company or any Company Subsidiary after the Closing Date;

               (H) involving payments of in excess of $1,000,000 or involving employment arrangements and, in each case, containing a change of control provision; or

               (I) not made in the ordinary course of business and involving payments of in excess of $1,000,000 annually; and





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




                                                                               9

          (ii) each supplier with whom the Company or a Company Subsidiary has a written arrangement (or group of related written arrangements) for the purchase of raw materials, commodities, supplies, products or other personal property or for the receipt of services, in each case from whom more than $1,000,000 in the aggregate was purchased by the Company during the twelve months ending August 31, 1997.

     (b) Except as otherwise indicated in Schedule 2.10(b), as of the date of this Agreement: (i) neither the Trust nor, to the Trust's Knowledge, any other party to any of the Material Contracts (A) is in default thereunder, where such default would reasonably be expected to have a Material Adverse Effect, or (B) has since January 1, 1996 given notice of default to any other party thereunder, except where such default would not reasonably be expected to have a Material Adverse Effect; (ii) to the Knowledge of the Trust, no condition exists which, with notice or lapse of time or both, would constitute a default by the Company under any Material Contract; and (iii) no Consent is required under any Material Contract in order to consummate the transactions contemplated hereby.

     (c) Except as set forth on Schedule 2.10(c) with respect to each Government Contract with a backlog value in excess of $1,000,000 ("Material Government Contract"), (i) the Company and the Company Subsidiaries have complied, in all material respects, with all terms and conditions thereof and all provisions of Law applicable thereto; (ii) neither the Company nor any Company Subsidiary has received any written notice from the US Government that such entity has breached or violated any material term thereof or material provision of Law applicable thereto where there is a substantial probability that the matter will be resolved in a manner adverse to the Company or any Company Subsidiary; (iii) no termination for convenience, termination for default or cure notice is currently in effect with respect thereto; and (iv) to the Trust's Knowledge, no cost incurred by the Company or any Company Subsidiary with respect thereto, has been the subject of investigation or has been disallowed by the US Government where there is a substantial likelihood of a determination of such matter in a manner adverse to the Company or any Company Subsidiary.

     2.11 Intellectual Property. Except as set forth on Schedule 2.11, the Company and the Company Subsidiaries either own or by license or otherwise have the right to use all trade secrets, patents, copyrights, trademarks, trade names and other protectible intellectual property rights which are used by the Company and the Company Subsidiaries in connection with the conduct of their business ("Intellectual Property"), with such exceptions as would not reasonably be expected to have a Material Adverse Effect. Schedule 2.11 sets forth a list of all such Intellectual Property registered or patented on the date of this Agreement in the name of the Company or any Company Subsidiary with the United States Patent and Trademark Office or comparable offices in foreign jurisdictions. Except as set forth on Schedule 2.11, to the Knowledge of the Trust, the Company and the Company Subsidiaries have conducted and are conducting their businesses in a manner which has not and does not violate any intellectual property right of another Person which violation would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 2.11, between January 1, 1996 and the date hereof, there has been no Intellectual Property Claim received by the Company and the





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




                                                                              10

Company Subsidiaries, which Intellectual Property Claim would reasonably be expected to have a Material Adverse Effect.

     2.12 Litigation, Claims and Proceedings. Except as set forth on Schedule 2.12, there is no suit, action, arbitration, administrative or other proceeding, or governmental investigation pending or, to the Trust's Knowledge, threatened against the Company or the Company Subsidiaries which would reasonably be expected to have a Material Adverse Effect. All of the matters disclosed on
Schedule 2.12 are covered by the insurance policies set forth on Schedule 2.17 except as otherwise indicated. With respect to such matters, (i) the Company has timely provided all notices it is required to give to its insurance carriers to preserve coverage of such claims under such policies, (ii) the Company has not received written notice that any of the insurance carriers identified in such insurance policies have denied coverage in respect of any such claims (not including any deductibles not covered pursuant to the terms of such policies) and (iii) to the Trust's Knowledge, such insurance policies provide adequate coverage in respect of such claims subject to the terms and conditions of such insurance policies, except to the extent the Company self-insures the risks to which such claims relate. Except as set forth in Schedule 2.12, neither the Company nor any Company Subsidiary has received notice that it is subject to any material injunction, writ, judgment, order or decree from a Governmental Authority. Except as set forth in Schedule 2.12, neither the Company nor any Company Subsidiary has received written notice of any claim or threatened claim against the Company or any Company Subsidiary for product liability, nor, to the Knowledge of the Trust, has the Company or any Company Subsidiary received oral notice of any claim or threatened claim against the Company or any Company Subsidiary for product liability, in each case, which claim would reasonably be expected to have a Material Adverse Effect.

     2.13 Environmental Conditions.

     (a) Except as set forth on Schedule 2.13:

          (i) to the Trust's Knowledge, the Company and the Company Subsidiaries are in compliance with all Environmental Requirements, with such exceptions as would not reasonably be expected to have a Material Adverse Effect;

          (ii) the Company and the Company Subsidiaries have not received any written notice prior to the date of this Agreement from a governmental, administrative or judicial agency or authority or third party regarding any liability of the Company or the Company Subsidiaries under Environmental Requirements that would reasonably be expected to have a Material Adverse Effect;

          (iii) the Company and the Company Subsidiaries are not subject to any judicial or administrative proceeding alleging any violation of or liability under any Environmental Requirements;

          (iv) the Company and the Company Subsidiaries have not filed with any Governmental Authority any notice under or relating to any Environmental Requirements indicating or reporting any past or present spillage, disposal or release into the





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




                                                                              11
environment of any Hazardous Material that, individually, would reasonably be expected to require an expenditure of in excess of $50,000;

          (v) there are no events or conditions with respect to any facilities or properties currently or previously owned, leased or occupied by the Company or any Company Subsidiary that require the Company or any Company Subsidiary under any Environmental Requirement to expend in excess of $50,000 per site in the aggregate with respect to any such sites in environmental remediation costs (including, without limitation, for investigator costs, cleanup costs, governmental response costs, natural resources damages, property damages, fines or penalties); and

          (vi) No claim has been asserted, or to the Trust's Knowledge, threatened to be asserted against the Company or any Company Subsidiary for liabilities under CERCLA relating to the disposal of Hazardous Materials since January 7, 1991. Neither the Company nor any Company Subsidiary has expressly assumed by contract or operation of law any liability or obligation of a third party (including, without limitation, any former owner, lienholder or former or present tenant or other user of any of the facilities or properties) arising out of, or relating to, any violation of or liability under any Environmental Requirement. To the Trust's Knowledge, since January 7, 1991, no third party has Released or disposed of any Hazardous Materials on, in, under, above or about any of the facilities or properties owned, leased or occupied by the Company or a Company Subsidiary on or after January 7, 1991, except for such Releases as would not reasonably be expected to have a Material Adverse Effect.

     (b) All payments and distributions on account of claims relating to Liquidated Sites (as defined in the Environmental Settlement Agreement) have been paid in full to the Environmental Claimants and all pre-petition claims of the Environmental Claimants relating to Liquidated Sites have been discharged.

     (c) The Trust has provided Holdings with a copy of certain environmental profiles for the facilities and property currently owned, leased or occupied by the Company and the Company Subsidiaries (collectively, "Environmental Reports").

     (d) Except as disclosed on Schedule 2.13, neither the Company nor any Company Subsidiary is involved in any pending suit, nor has any notice been received of any claims, relating to personal injuries from exposure to Hazardous Materials resulting from the operation of any facilities or properties currently or previously owned, leased or occupied by the Company or a Company Subsidiary and there have been no such claims in the preceding five years, other than any of the foregoing that would not be reasonably likely to have a Material Adverse Effect.

     2.14 Compliance with Law; Permits. The Company and the Company Subsidiaries, with regard to their assets and businesses, are operating their businesses in compliance in all material respects, and are not in default under or in violation of any statutes, laws, ordinances or regulations of any Governmental Authority (collectively, "Laws") applicable to any of their assets or to the conduct of their businesses. Except as set forth in Schedule 2.14, the Company and the Company Subsidiaries have all Permits which are necessary to own and operate their





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
assets and to conduct their businesses as they are presently being conducted and are in compliance in all material respects with all such material Permits, and the Company and the Company Subsidiaries have made all filings and registrations with all Governmental Authorities which are necessary to own and operate their assets and to conduct their businesses as they are presently being conducted with all such Permits, except where the absence of any of the foregoing or the noncompliance therewith would not reasonably be expected to have a Material Adverse Effect.

     2.15 Taxes.

     (a) Each of the Company and the Company Subsidiaries has filed all material Tax Returns and reports required to be filed by it, or requests for extensions to file such Tax Returns or reports have been timely filed and granted and have not expired, and all Tax Returns and reports are complete and accurate in all respects. The Company and each of the Company Subsidiaries has paid (or the Company has paid on their behalf) all Taxes due and payable by the Company and each of the Company Subsidiaries for all taxable periods and portions thereof through the date hereof. The Balance Sheet reflects an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof accrued through the date of such Balance Sheet, and no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any Company Subsidiary that are not adequately reserved for. No requests for waivers of the time to assess any taxes against the Company or any Company Subsidiary have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the Balance Sheet.

     (b) Neither the Company nor any of the Company Subsidiaries has been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any of the Company Subsidiaries is a party to a tax sharing or tax indemnity agreement with any third party or any other agreement of a similar nature that remains in effect. Each of the Company and the Company Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

     (c) The Trust is a "qualified settlement fund" within the meaning of Treasury Regulation Section 1.468B-1 for United States federal income tax purposes. As of December 1, 1997, (i) the amount of the Company's alternative minimum tax ("AMT") net operating loss carryforward is not less than $123 million. Payment of principal on the Debentures will entitle the Company to a deduction for United States federal income tax purposes in the year payment is made equal to the amount of such payment.

     2.16 Labor and Employee Benefits.

     (a) Except as set forth in Schedule 2.16(a) hereto, neither the Company nor any Company Subsidiary is a party to (i) any material written employment agreement or (ii) any collective bargaining agreement with any union or other labor organization. Copies of any such agreements have been provided or made available to Holdings. Except as set forth in Schedule





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

2.16(a), neither the Company nor any Domestic Subsidiary has, at any time during the preceding three years, had a strike, work stoppage, work slowdown or other labor dispute, nor, to the Trust's Knowledge, is any such action or labor dispute threatened that, in any such case, would reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 2.12 or 2.16(a), or as would not reasonably be expected to have a Material Adverse Effect, there is no unfair labor practice complaint or other proceeding against the Company or any Domestic Subsidiary pending before the National Labor Relations Board or any other Governmental Authority and, to the Trust's Knowledge, there are no charges relating to the business and operations of the Company or any Domestic Subsidiary before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices, including, without limitation, discrimination based on age, sex or race.

     (b) Schedule 2.16(b) hereto contains a true and correct list of (i) each "employee benefit plan" within the meaning of Section 3(3) of ERISA, and (ii) each other stock option, stock purchase, stock award, stock appreciation, deferred compensation, pension, retirement, savings, profit sharing, incentive, bonus, health, life insurance, cafeteria, flexible spending, dependent care, vacation pay, holiday pay, disability, sick pay, severance, employee loan or educational assistance plan, arrangement or policy, other than any such plan, arrangement or policy which is required by applicable law ("Benefit Plan"), which is sponsored or maintained by the Company or a Domestic Subsidiary or to which the Company, a Domestic Subsidiary or any of their Affiliates contributes or is required to contribute, on behalf of current or former employees of the Company or a Domestic Subsidiary ("US Benefit Plans").

     (c) With respect to any US Benefit Plan, other than a "multiemployer plan," within the meaning of Section 4001(a)(3) of ERISA ("Multiemployer Plan"), the Trust or the Company has delivered or made available to Holdings complete and correct copies of the plan document, any trust agreement, any summary plan description, the most recent IRS determination letter, the most recent annual report on IRS Form 5500, and the most recent actuarial report.

     (d) With respect to each US Benefit Plan other than a Multiemployer Plan:
(i) each such plan is and has been operated and administered, in all material respects, in accordance with its terms and all applicable laws; (ii) each such plan intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its tax-qualified status under the Code and, to the Trust's Knowledge nothing has occurred since the date of such favorable determination letter which would adversely affect the qualified status of such plan; (iii) there are no actions, suits, or claims (other than routine claims for benefits in the ordinary course) with respect to any such plan pending or, to the Trust's Knowledge threatened which would reasonably be expected to give rise to a material liability to any such plan, the Company or any Company Subsidiary, and the Trust and the Company have no knowledge of any facts which could give rise to any such actions, suits or claims (other than routine claims for benefits in the ordinary course of business); and (iv) to the Trust's Knowledge, no such plan is currently under governmental investigation or audit and, to the Trust's Knowledge no such investigation or audit is contemplated or under consideration.





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

     (e) With respect to each US Benefit Plan which is a Multiemployer Plan, to the Trust's Knowledge: (i) no termination (within the meaning of Section 4041A(a) of ERISA) has occurred; and (ii) such plan is not insolvent or in reorganization within the meaning of Sections 4245 and 4241 of ERISA, respectively. Neither the Company nor any Company Subsidiary has incurred liability under Title IV of ERISA as a result of any termination of, or withdrawal from, a plan by the Company, a Domestic Subsidiary or any of their Affiliates.

     (f) Except as set forth in Schedule 2.16(f), no US Benefit Plan provides medical or life insurance benefits to retirees of the Company or a Domestic Subsidiary.

     (g) All contributions to US Benefit Plans that will have been required to have been made by the Company or a Company Subsidiary will have been made or accrued as of the Closing.

     (h) Schedule 2.16(h) hereto contains a true and correct list of each material Benefit Plan, which is sponsored by or maintained by the Company, a Foreign Subsidiary or any of their Affiliates, or to which the Company, a Foreign Subsidiary or any of their Affiliates contributes or is required to contribute, on behalf of current or former employees of a Foreign Subsidiary other than any such plan, arrangement or policy which is required by applicable law ("Foreign Benefit Plan"). Each Foreign Benefit Plan is and has been operated and administered, in all material respects, in accordance with its terms and all applicable laws. All contributions to Foreign Benefit Plans that will have been required to have been made by the Company or a Company Subsidiary prior to the Closing will have been made or accrued as of the Closing.

     2.17 Insurance. Schedule 2.17 lists all material liability and casualty insurance policies with coverage limits in excess of $1,000,000 in force as of the date of this Agreement for the benefit of the Company or the Company Subsidiaries with respect to their businesses or their assets. All such policies are in full force and effect and shall not be affected by the Merger. All premiums due thereon have been paid by the Company or the Company Subsidiaries and the Company and the Company Subsidiaries have complied in all material respects with the provisions of such policies and have not received any written notice from any of their insurance brokers or carriers that such broker or carrier will not be willing or able to renew their existing coverage. There are no material pending claims against such policies by the Company or any Company Subsidiary.

     2.18 Finder's Fee. Except as set forth on Schedule 2.18, which amounts will be borne solely by the Trust, the Trust and the Company have done nothing to cause Holdings to incur any liability to any party for any brokerage or finder's fee or agent's commission, or the like, in connection with this Agreement or any transaction provided for herein.

     2.19 EXCLUSIVITY OF REPRESENTATIONS. THE REPRESENTATIONS AND WARRANTIES MADE BY THE TRUST IN THIS AGREEMENT, IN THE DISCLOSURE SCHEDULES OR IN ANY CERTIFICATES OR OTHER DOCUMENTS DELIVERED BY THE TRUST PURSUANT TO SECTIONS 4.12 AND 7.1 OF THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES. THE TRUST HEREBY





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

DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO HOLDINGS OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING, WITHOUT LIMITATION, ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

     2.20 Transactions with Affiliates. Schedule 2.20 sets forth each Contract by and between the Trust and its Affiliates (other than the Company and the Company Subsidiaries), on one hand, and the Company and any Company Subsidiary, on the other hand.

                                    ARTICLE 3

           REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND ACQUISITION

     Holdings and Acquisition represent and warrant to the Trust as follows:

     3.1 Due Organization. Each of Acquisition and Holdings is a corporation duly organized and validly existing and in good standing under the Laws of the State of Delaware and each has all requisite corporate power and authority to enter into and perform its obligations under this Agreement.

     3.2 Authority. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of Acquisition and Holdings. This Agreement has been duly and validly executed and delivered by Acquisition and Holdings, constitutes a valid and binding obligation of Acquisition and Holdings and is enforceable against Acquisition and Holdings in accordance with its terms, except to the extent of the Enforceability Exceptions.

     3.3 No Conflict. The consummation of the transactions contemplated by this Agreement will not result in (a) the breach of any term or provision of (i) the charter, articles or certificate of incorporation or any other organizational document or by-laws of Acquisition or Holdings, or (ii) any contract or agreement of Acquisition or Holdings or (b) the violation by Acquisition or Holdings of any Law applicable to Acquisition or Holdings, except, in the cases of clauses (a)(ii) and (b) above, for such breaches or violations, if any, which would not reasonably be expected to preclude Acquisition or Holdings in any material respect from consummating the transactions contemplated by this Agreement or delay such consummation.

     3.4 Approvals. No Approval is necessary for the execution, delivery and performance of this Agreement by Acquisition or Holdings or for the consummation of the transactions contemplated hereunder without violating any Law, except for
(i) compliance with applicable requirements under the H-S-R Act and the expiration or termination of all applicable waiting periods thereunder, (ii) approval of the amendment of the Amended and Restated Articles of Incorporation of the Company contemplated by Section 6.4 by the Bankruptcy Court, (iii) compliance with the Merger Approvals, (iv) compliance with any applicable non-US laws on exchange control or foreign investments and (v) with any necessary Government Approvals.





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                                                                              16


     3.5 Litigation. There is no suit, action, arbitration, administrative or other proceeding, or governmental investigation pending or, to Holdings' knowledge, threatened against Holdings which would materially and adversely affect or delay Holdings' ability to perform its obligations hereunder.

     3.6. Finder's Fee. Holdings has done nothing to cause the Trust to incur any liability to any party for any brokerage or finder's fee or agent's commission, or the like, in connection with this Agreement or any transaction provided for herein.

     3.7 Financing. Attached as Schedule 3.7 is (i) a Commitment Letter from ABN AMRO Bank NV and (ii) a highly confident letter from SBC Warburg Dillon Read Inc. (collectively, the "Financing Letters"), in each case for the benefit of Holdings, which contemplate the financing described therein subject in each case to definitive documentation and the satisfaction of the conditions contained therein. As of the date of this Agreement, the Financing Letters have not been amended and are in full force and effect, and Holdings has no reason to believe such financing will not be available. The financing outlined in the Financing Letters, together with the additional $100 million equity investment from Holdings, or its Affiliates, will be sufficient to pay the Merger Consideration, the Debt Repayment Amount and the Transaction Expense Amount, and to consummate the other transactions contemplated by this Agreement to be consummated by Holdings. None of the Financing Letters require Phase II Environmental Site Assessments as a condition to providing the financing contemplated hereby. Holdings has been advised by ABN AMRO Bank NV and SBC Warburg Dillon Read, Inc. that they will make their environmental assessment solely on Phase I Environmental Site Assessments and reviews of internal Company environmental profiles.

                                    ARTICLE 4

                                    COVENANTS

     4.1 Conduct of Business. During the period from the date hereof until the Closing, except for any change contemplated by this Agreement or consented to in writing by Holdings or described on Schedule 4.1 (collectively, "Permitted Changes"), the Trust shall cause the Company and the Company Subsidiaries to:

          (a) conduct their businesses and utilize their assets in all material respects in the ordinary course of business and consistent with past practice;

          (b) refrain from transferring, pledging, mortgaging, encumbering or otherwise granting any rights in any assets, except in the ordinary course of their businesses or pursuant to Contracts in effect as of the date hereof;

          (c) use their reasonable efforts consistent with past practices to maintain the businesses intact, to retain their employees, and to preserve the good relations of their suppliers, customers and others with whom they have businesses relations (it being agreed that nothing herein shall prohibit the Company or the Company Subsidiaries from





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                                                                              17

     terminating the employment of any employee if the Company or a Company Subsidiary deems it appropriate under the circumstances to do so);

          (d) refrain from (i) making or granting any general wage or salary increase or making any material increase in the payments of benefits under any bonus, insurance, pension or other employee benefit plan or program, in each case other than in the ordinary course of their businesses (including, without limitation, customary year-end wage and salary increases), pursuant to existing agreements or commitments or benefit plans or as required by Law, (ii) granting any increase in the compensation payable or to become payable by the Company or any of the Company Subsidiaries to any of its executive officers or key employees, or (iii) entering into any employment or severance agreement with or, except in accordance with the existing agreements, granting any severance or termination pay to any officer, director or employee of the Company or any Company Subsidiaries;

          (e) refrain from changing the certificates of incorporation and by-laws (or equivalent organizational documents) of the Company and the Company Subsidiaries, except that the Amended and Restated Articles of Incorporation of the Company shall be amended as contemplated by Section
     6.4 of this Agreement;

          (f) refrain from splitting, combining or reclassifying any of their equity securities, declaring, setting aside or paying any dividends, or making any distributions, in respect of their equity securities, or purchasing, redeeming or otherwise acquiring any such equity securities;

          (g) refrain from issuing or selling any additional shares of the capital stock of, or other equity interests in, the Company or securities convertible into or exchangeable for such shares or equity interests, or issue or grant any options, warrants or other rights of any kind to acquire additional shares of such capital stock, such other equity interests, or such securities;

          (h) refrain from making any loans, advances, or capital contributions to, or investments in, any other person or entity (other than the Company or a Company Subsidiary) other than in the ordinary course of business and consistent with past practice;

          (i) refrain from transferring, leasing, licensing, selling, mortgaging, pledging, disposing of, or encumbering any material assets other than in the ordinary course of business and consistent with past practice, or incurring or modifying any material indebtedness or other liability, other than in the ordinary course of business and consistent with past practice;

          (j) except in the ordinary course of business and consistent with past practice, refrain from entering into any Contract involving consideration in excess of $250,000 individually or $1,000,000 in the aggregate or which is otherwise material to the Company and the Company Subsidiaries taken as a whole, and refrain from modifying, amending or

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                                                                              18

     terminating any of its Material Contracts or waiving, releasing or assigning any material rights or claims;

          (k) refrain from permitting any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Holdings, except in the ordinary course of business and consistent with past practice;

          (l) refrain from incurring, assuming or guaranteeing any indebtedness for borrowed money or purchase money indebtedness;

          (m) refrain from changing any of the accounting principles used by it unless required by GAAP;

          (n) refrain from paying, discharging or satisfying any claims, liabilities or obligations, other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, (x) in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Audited Financial Statements (or the notes thereto) or
     (y) incurred in the ordinary course of business and consistent with past practice; and

          (o) refrain from entering into any Contract to do any of the foregoing, or from authorizing, recommending proposing or announcing an intention to do any of the foregoing.

Notwithstanding any other provision hereof, (A) the Company may purchase from the Trust 660,000 Shares for an aggregate purchase price of Twenty Nine Million Dollars ($29,000,000), (B) the Company Subsidiaries may distribute or dividend cash and intercompany accounts and notes receivable to the Company or other Company Subsidiaries and (C) the Company and the Company Subsidiaries may repay intercompany borrowings.

     4.2 Access to Records and Properties. From the date hereof until the Closing Date, the Trust shall cause the Company and the Company Subsidiaries to:

          (a) provide Holdings and its officers and other representatives and employees with such access to the facilities and Real Property of their respective businesses and their principal personnel and such books and records pertaining to their businesses, as Holdings may reasonably request in order to effectuate the transactions contemplated hereby, without charge by the Trust to Holdings (but otherwise at Holdings' expense), provided that Holdings agree that such access will be requested and exercised during normal business hours and without causing unreasonable interference with the operations of the businesses;

          (b) promptly furnish to Holdings or their representatives, upon reasonable request, such additional financial and operating data and other information relating to the businesses;






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                                                                              19

          (c) make available to Holdings, and its representatives upon reasonable request, for inspection and review all documents, or copies thereof, listed in the Schedules hereto, and all files, records and papers pertaining to any proceedings and matters listed in the Schedules hereto; and

          (d) provided Holdings has entered into a Site Access and Investigation Agreement on customary terms reasonably satisfactory to the Company, permit Holdings or its agents access to each facility and property owned, leased or occupied by the Company or a Company Subsidiary solely (with respect to environmental due diligence) for the purpose of conducting a Phase I Environmental Site Assessment of such facility and real property, and for general business site visits for financing parties, and which contains appropriate confidentiality provisions.

        4.3  Approvals.

     (a) From the date hereof until the Closing Date, the Trust and Holdings shall (and shall cause their respective Affiliates to) use all reasonable efforts to obtain or make, as the case may be, as soon as possible, all Approvals as may be required to be obtained or made, as the case may be, by it (and/or any of its Affiliates) in order to enable it (and/or any of its Affiliates) to perform its obligations under this Agreement, including, obtaining all necessary Government Approvals.

     (b) As promptly as practicable, after the date of this Agreement, the Trust and Holdings shall each make their initial filing (and shall thereafter timely make any required filings (including responses to requests for additional information)) with the FTC and the DOJ pursuant to the H-S-R Act and any other Governmental Authority whose acquiescence or consent is necessary in order for the transactions contemplated by this Agreement to be consummated as promptly as practicable. The parties shall use reasonable efforts to demonstrate that such transactions should not be opposed by the FTC, the DOJ, or such other Governmental Authority, and Holdings and the Trust shall jointly use all reasonable efforts to eliminate and/or satisfy as promptly as practicable any objection that any such Governmental Authority may have to the transactions contemplated hereby. Without limiting the generality of the foregoing, Holdings and the Trust shall jointly:

          (i) use all reasonable efforts to prevent the entry in a judicial or administrative proceeding brought under any antitrust law by any Governmental Authority or any other party of any permanent or preliminary injunction or other order that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or would prevent or delay it;

          (ii) take promptly, in the event that such an injunction or order has been issued in such a proceeding, any and all reasonable steps, including, without limitation, appeal thereof, the posting of a bond necessary to vacate, modify or suspend such injunction or order so as to permit the consummation of such transaction as nearly as possible on the schedule contemplated by this Agreement; and





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                                                                              20

          (iii) take promptly all other reasonable action and do all other things necessary and proper to avoid or eliminate each and every impediment under any antitrust law which may be asserted by any Governmental Authority or any other party, US or foreign, to the consummation of the Merger in accordance with the terms of this Agreement.

     4.4 Public Announcements. On and after the date hereof and through the Closing Date, the Trust and Holdings shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby. Neither the Trust nor Holdings shall issue any press release or make any public statement prior to obtaining the other party's approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by Law (including, without limitation, any required disclosures to employee representatives) or any listing agreement of either party hereto; provided, however, that if disclosure shall be required pursuant to applicable Law or a listing agreement, the parties shall seek to make such disclosure in a form mutually acceptable to them. The Trust acknowledges that Holdings and its financing parties will be required to make certain disclosures in connection with completing the financing described in
Section 3.7.

     4.5 Confidentiality.

     (a) Except as provided in Section 4.5(b), the terms of the letter agreement dated as of September 4, 1997 (the "Confidentiality Agreement") between the Trust and Holdings are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement and the obligations of Holdings under this Section 4.5 shall terminate. If this Agreement is for any reason terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect.

     (b) Except as required by applicable Law, the Trust agrees to keep confidential all material non-public information with respect to the Company and the Company Subsidiaries and all material non-public information obtained by it with respect to Holdings in connection with this Agreement and the negotiations preceding this Agreement. Notwithstanding the foregoing, the Trust shall not be required to keep confidential or return any information which (i) is known by it through other lawful sources not, to the Knowledge of the Trust, subject to a confidentiality agreement with the disclosing party, (ii) is or becomes publicly known through no breach of a confidentiality obligation owed by the Trust or its agents or (iii) is developed by the Trust independently of any disclosure by Holdings.

     4.6 Reports; Access to Books and Records. After the Closing, Holdings shall permit the Trust to have reasonable access to and the right to make copies of such of the Company's or the Company Subsidiaries' or their Affiliates' books, records and files for any reasonable purpose of the Trust, such as for use in litigation, financial reporting, tax return preparation, or tax compliance matters. In addition, Holdings shall make available to the Trust, upon the Trust's reasonable request, personnel of the Company or the Company Subsidiaries or their Affiliates who are familiar with any such matter requested. Holdings agrees to preserve and keep all of the books, records and files of the Company's and the Company Subsidiaries' businesses and assets





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                                                                              21

in accordance with their existing document retention policies, except that books and records maintained for financial and tax purposes shall be preserved and kept for a period of not less than five (5) years after the Closing Date.

     4.7 Tax Matters.

     (a) Holdings shall make an election (the "Election") pursuant to Section 338(g) of the Code and shall report the transaction consistent with such Election. The Trust agrees that it shall pay and indemnify Holdings, the Company and the Company Subsidiaries for any Federal income taxes (including interest and penalties thereon) resulting from the Election (net of the present value of any incremental future tax benefits to Holdings, the Company or any of the Company Subsidiaries resulting therefrom, as determined using an assumed discount rate equal to the "Federal mid-term rate" (as defined in Section 1274(d) of the Code) in effect on the date hereof) ; provided, however, that with respect to Federal income taxes imposed under Section 55 of the Code, the Trust shall pay and indemnify Holdings, the Company and the Company Subsidiaries only to the extent such Federal income taxes (including interest and penalties thereon) directly result from a breach of the representation and warranty made by the Trust under Section 2.15(c). For purposes of this subparagraph (a), Federal income taxes resulting from the Election shall mean taxable gain associated with the deemed asset sale calculated in accordance with Section 338 of the Code and the regulations promulgated thereunder less (i) the sum of (A) net operating losses, (B) foreign tax credits, (C) general business credits, (D) AMT credit carryforwards, (E) AMT net operating losses and (F) alternative minimum foreign tax credit carryforwards, each of the Company as of November 30, 1997 and (ii) the full amount of the deduction to the Company resulting from payment of the Debentures. Except as provided in this Section 4.7(a), the Trust shall not have any liability for Taxes of the Company or the Company Subsidiaries attributable to the Election.

     (b) All Tax Returns with respect to the Company and the Company Subsidiaries not required to be filed on or before the date hereof (i) shall, to the extent required to be filed on or before the Closing Date (taking into account any valid extensions), be caused by the Trust to be filed by the Company and the Company Subsidiaries when due in accordance with all applicable laws and
(ii) shall, as of the time of filing, correctly reflect in all material respects the facts regarding the income, business, assets, operations, activities and status of the Company and each of the Company Subsidiaries and any other information required to be shown therein.

     (c) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred solely as a result of the Merger hereunder (including any real property transfer tax and any similar Tax, but excluding any Taxes referred to in the last sentence of Section 4.7(a)) shall be paid by the Trust when due but only to the extent the amount of such Taxes does not exceed the amount of Taxes that would have been incurred if the Seller had sold the Common Stock to Holdings, and the Trust will file all necessary Tax Returns and other documentation with respect to all such Taxes and fees.

     (d) From the date hereof until the Closing, without the prior written consent of Holdings, neither the Company nor any of the Company Subsidiaries shall make or change any





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                                                                              22

Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such other action or omission would have the effect of materially increasing the Tax liability of the Company or any of the Company Subsidiaries.

     (e) (i) Notwithstanding any other provision of this Agreement (including, without limitation, Section 8.1), in the event that the Closing occurs, the Trust shall be liable for and indemnify Holdings, the Company and the Company Subsidiaries for Taxes of the Company and the Company Subsidiaries for any taxable year or period that ends on or before November 30, 1997 and, with respect to any taxable year or period beginning before and ending after November 30, 1997, the portion of such taxable year ending on and including November 30, 1997 but only to the extent such Taxes exceed the aggregate amount accrued (to the extent such accruals are consistent with past practice) for Taxes on the Audited Balance Sheet.

          (ii) In the event that the Closing occurs, Holdings, the Company and the Company Subsidiaries shall be liable for and indemnify the Trust for the Taxes of the Company and the Company Subsidiaries for any taxable year or period that begins after November 30, 1997 and, with respect to any taxable year or period beginning before and ending after November 30, 1997, the portion of the taxable year beginning on the day after November 30, 1997.

          (iii) For purposes of subparagraphs (e)(i) and (e)(ii), whenever it is necessary to determine the liability for Taxes of the Company and the Company Subsidiaries for a portion of a taxable year or period that begins before and ends after November 30, 1997, the determination of such Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after November 30, 1997 shall be determined by assuming that the Company and the Company Subsidiaries had a taxable year or period which ended at the close of November 30, 1997, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned based on the number of days in the year elapsed to and including November 30, 1997.

          (iv) Any payment by the Trust or Holdings under this Section 4.7 will be treated for Tax purposes as, in the case of a payment by the Trust, a contribution to the capital of the Company and, in the case of a payment by Holdings, as a distribution by the Company to the Trust, in either case, immediately prior to the Effective Time.

     (f) After the date hereof, each of the Trust and Holdings shall:

          (i) assist in all reasonable respects (and cause their respective Affiliates to assist) the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this Section 4.7;





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                                                                              23

          (ii) cooperate in all reasonable respects in preparing for any audits of, or disputes with Governmental Authorities regarding, any Tax Returns of the Company and each of the Company Subsidiaries;

          (iii) make available to the other and to any Governmental Authority as reasonably requested all information, records, and documents relating to Taxes of the Company and each of the Company Subsidiaries;

          (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Company or any of the Company Subsidiaries for taxable period for which the other may have a liability under this Section 4.7; and

          (v) furnish the other with copies of all correspondence received from any Government Authority in connection with any Tax audit or information request with respect to any taxable period of the Company and each of the Company Subsidiaries.

     (g) Holdings shall notify the Trust in writing upon receipt by Holdings, the Company or any of the Company Subsidiaries of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may materially affect the Tax liabilities of the Company for which the Trust would be required to indemnify Holdings, the Company or any of the Company Subsidiaries. The Trust shall notify Holdings in writing upon receipt by the Trust of written notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may materially affect the Tax liabilities of the Trust, the Company or any of the Company Subsidiaries for which Holdings would be required to indemnify the Trust.

     (h) All Taxes that are not due and payable on or prior to November 30, 1997 but which relate to a tax period ending on or prior to November 30, 1997 will be paid by the Trust when due, but only to the extent such taxes exceed the amount accrued (to the extent such accruals are consistent with past practice) on the balance sheet for the year in which such Taxes arose. Notwithstanding any other provision of this Agreement (including, without limitation, Section 8.1), the Company and the Company Subsidiaries shall be liable for the Taxes described in this subsection (h).

     (i) To the extent that an indemnification obligation pursuant to Section
4.7 duplicates or is inconsistent with an indemnification obligation pursuant to
Article 8, the provisions of Section 4.7 shall govern.

     (j) Except as provided in Section 4.7(k), Holdings shall have the right to control the conduct of any audit or administrative or court proceeding relating to a taxable year or period of the Company or any of the Company Subsidiaries ending on or prior to November 30, 1997. Holdings shall keep the Trust informed on a current basis of the progress of any such audit or proceeding (including, without limitation, providing upon request copies of correspondence received from the IRS and giving the Trust full access to all relevant information and to the advisors handling such audit or proceeding), and shall permit the Trust to participate at its own expense in the preparation of any briefs, memoranda or other similar materials to be submitted in connection with such audit or proceeding. Holdings shall ensure that due consideration is given





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                                                                              24

to any points raised by the Trust with respect to such an audit or proceeding. Holdings shall not agree to compromise or settle any audit or proceeding without the prior written consent of the Trust, which consent shall not be unreasonably withheld.

     (k) The Trust shall have the right to control the conduct of an audit concerning the valuation of the Common Stock held by the Trust and any administrative or court proceeding relating to such audit. The Trust shall keep Holdings informed on a current basis of the progress of such audit or proceeding (including, without limitation, providing upon request copies of correspondence received from the IRS and giving Holdings full access to all relevant information and to the advisors handling any such audit or proceeding), and shall permit Holdings to participate at its own expense in the preparation of any briefs, memoranda or other similar materials to be submitted in connection with any such audit or proceeding. The Trust shall ensure that due consideration is given to any points raised by Holdings with respect to any such audit or proceeding. The Trust shall not agree to compromise or settle any audit or proceeding without the prior written consent of Holdings, which consent shall not be unreasonably withheld.

     4.8 Repurchase of Shares Payment; Payment of Outstanding Indebtedness. Immediately prior to the Effective Time, the Trust shall cause the Company to:

     (a) repurchase 660,000 Shares from the Trust for an aggregate purchase price of Twenty-Nine Million Dollars ($29,000,000); and

     (b) pay, by wire transfer of immediately available funds, to PNC, Ohio, National Association, as agent ("PNC Bank"), an amount in cash equal to the principal amount of all indebtedness of the Company and the Company Subsidiaries owed to the bank syndicate for which PNC Bank acts as agent as of the Closing Date, all accrued and unpaid interest thereon through the Closing Date and all other obligations of the Company and the Company Subsidiaries payable to PNC Bank.

The "Debt Repayment Amount" shall mean an amount equal to the sum of (i) the amount of the payments made or to be made pursuant to Sections 4.8(b) and 7.3, and (ii) the principal amount of the IRBs and any other long-term indebtedness (including current portions) or revolving credit or similar balance outstanding on the Closing Date.

     4.9 Director and Officer Liability.

     (a) For six years after the Closing Date, Holdings and the Company shall indemnify and hold harmless each person who is, or has been at any time prior to the date hereof or who becomes prior to the Closing an officer or director of the Company (the "Management Persons"), in respect of acts or omissions occurring prior to the Closing (including but not limited to the transactions contemplated by this Agreement); provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For six years after the Closing Date, Holdings shall cause the Company to provide, if available, officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Closing, including but not limited to the transactions contemplated by this Agreement, covering each such Person currently covered by the Company's officers' and directors' liability insurance policy, or who becomes





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                                                                              25

covered by such policy prior to the Closing, on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that in satisfying its obligation under this Section 4.9, the Company shall not be obligated to pay premiums in excess of two-hundred percent (200%) of the amount per annum the Company paid the fiscal year ended November 30, 1997; but provided further that Holdings shall nevertheless be obligated to cause the Company to provide such coverage as may be obtained for such amount.

     (b) Any determination to be made as to whether any Management Person has met any standard of conduct imposed by law shall be made by legal counsel reasonably acceptable to such Management Person and Holdings, retained at the Company's expense. This Section 4.9 is intended to benefit the Management Persons, their heirs, executors and personal representatives and shall be binding on successors and assigns of Holdings.

     4.10 Notices of Certain Events. The Trust shall promptly notify Holdings of
(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or, to the Trust's Knowledge threatened, against the Trust, the Company or any Company Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.12; (iv) the occurrence, or the failure to occur, of any event which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (except for any representation and warranty qualified as to materiality, which need only be untrue or inaccurate as a result of such event occurring or failing to occur); and (v) any failure by the Trust to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder prior to the Closing Date. For the purposes of this Section 4.10 only, the December 1 Representations shall be read to speak as of the Closing Date.

     4.11 Further Assurances. Each party shall use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable within the control of any of them.

     4.12 Financial Statements. At least 20 business days prior to the Closing, the Trust shall deliver to Holdings (i) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of November 30, 1997 and the related audited consolidated statement of income and cash flows of the Company and Company Subsidiaries for the fiscal year then ended (including any notes thereto) certified by Deloitte & Touche and accompanied by their reports thereon (collectively, the "Audited Financial Statements"), and (ii) a certificate of the Trust stating that the Audited Financial Statements are prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial position of the Company and the Company's Subsidiaries as of November 30, 1997 and the consolidated results of operations and





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                                                                              26

cash flows of the Company and the consolidated Company Subsidiaries for the fiscal year ended November 30, 1997.

     4.13 Negotiations. From the date hereof until the termination of this Agreement in accordance with its terms, the Trust agrees that neither the Trust, the Company nor any of their respective Trustees, directors, officers, employees, investment banking firms, advisors or other agents, nor any Person acting on their behalf (the "Trust Group"), will initiate, solicit or encourage or take any action intended to facilitate the making of any inquiries or proposals by, or engage in any discussions or negotiations with, or furnish any information to or enter into any agreement with, any Person concerning the sale of an equity interest in the Company or a sale of substantially all of the assets of the Company or the merger, consolidation, or other business combination involving the Company, and will promptly notify Holdings orally and in writing of the substance of any inquiry or proposal concerning any such transaction that may be received by the Trust or any other member of the Trust Group; provided, however, that notwithstanding any other provision of this Agreement, the Trust may (i) engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the Trust after December 19,
1997) seeks to initiate such discussions or negotiations and may furnish such third party information concerning the Company if, and only to the extent that,
(A)(x) the third party has first made an Acquisition Proposal that is financially superior (taking into account all relevant factors) to the transactions contemplated by this Agreement and has demonstrated that the funds necessary for the Acquisition Proposal are reasonably likely to be available (as determined in good faith in each case by the Trust after consultation with its financial advisors) and (y) the Trustees shall conclude in good faith after consulting with their financial and legal advisors that such action is in the best interests of the Trust and its beneficiaries and (B) prior to furnishing such information to or entering into discussions or negotiations with such Person, the Trust (x) provides prompt notice to Holdings to the effect that it is furnishing information to or entering into discussions or negotiations with such Person and (y) receives from such Person an executed confidentiality agreement in reasonably customary form and (ii) provided the Trust terminates this Agreement pursuant to Section 9.1(d), accept an Acquisition Proposal from a third party. The Trust shall notify Holdings orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the Person making it), within 24 hours of the receipt thereof, shall keep Holdings informed of the status and details of any such inquiry, offer or proposal (including any material change to the offer or proposal), and shall give Holdings five days' advance notice of any agreement to be entered into with, or any information to be supplied to, any Person making such inquiry, offer or proposal. The Trust shall, and shall cause the Company, the Company Subsidiaries and Affiliates and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to immediately cease and cause to be terminated all discussions and negotiations that have taken place prior to the date of this Agreement, if any, with any parties conducted heretofore with respect to any Acquisition Proposal. As used herein, "Acquisition Proposal" shall mean a bona fide proposal or offer (other than by Holdings) for a merger or other business combination involving the Company, or any bona fide proposal or offer to acquire in any manner all or substantially all of the assets or equity of the Company.





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




                                                                              27

     4.14 No Phase II Reviews. Holdings and Acquisition agree that neither Holdings, Acquisition nor any of their affiliates, agents, or financing parties shall have any right to engage in any Phase II Environmental Site Assessments prior to Closing, at any facility or property owned, leased or occupied by the Company or a Company Subsidiary.

     4.15 ISRA. Prior to the Closing, the Trust shall prepare, and deliver to the New Jersey Department of Environmental Protection, all written submissions required by the New Jersey Industrial Site Recovery Act ("ISRA"), with respect to the facilities owned or operated by the Company or any Company Subsidiaries, including the facilities located at 10 Industrial Road in Carlstadt, New Jersey.

                                    ARTICLE 5

              CONDITIONS TO OBLIGATIONS OF HOLDINGS AND ACQUISITION

     The obligations of Holdings and Acquisition to be performed by Holdings and Acquisition at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions, unless waived by Holdings in its sole discretion:

     5.1 Absence of Injunction. No Governmental Order shall have been issued and be in effect that prohibits or enjoins in any material respect the consummation of the transactions contemplated by this Agreement.

     5.2 Hart-Scott-Rodino. The waiting period (and any extensions thereof) under the H-S-R Act applicable to the Merger shall have expired or otherwise been terminated.

     5.3 No Breach. Each representation and warranty of the Trust contained in this Agreement (a) that is qualified by a reference to Material Adverse Effect shall be true and correct and (b) that is not qualified by a reference to Material Adverse Effect, shall be true and correct with such exceptions as would not reasonably be expected to have a Material Adverse Effect, in each case under clauses (a) and (b), as of (x) the Closing in the case of the Closing Representations and (y) as of December 1, 1997 in the case of the December 1 Representations, except to the extent a different date is specified therein, in which case such representation and warranty shall be true and correct, or true and correct with such exceptions as would not reasonably be expected to have a Material Adverse Effect, as the case may be, as of such date. Each covenant and agreement of the Trust contained in this Agreement required to be performed or complied with at or prior to the Closing will have been duly performed and complied with in all material respects as of the Closing.

     5.4 Bankruptcy Court Approval. The Bankruptcy Court shall have approved an amendment of the Amended and Restated Articles of Incorporation of the Company that deletes Article Sixth thereof.

     5.5 Merger Approvals. All Merger Approvals required to consummate the transactions as contemplated hereby shall have been obtained.





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                                                                              28

     5.6 Government Approvals. All Governmental Approvals required to consummate the transactions contemplated hereby shall have been obtained.

     5.7 Financing. Holdings shall have received or otherwise have available financing outlined in the Financing Letters, on terms and conditions no less favorable to Holdings than the terms and conditions set forth in the Financing Letters.

     5.8 Material Adverse Change. Since August 31, 1997, there shall not have occurred any event, change or effect having, or which would be reasonably likely to have, individually or in the aggregate, a material adverse change on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole.

     5.9 Existing Indebtedness. The holder of any outstanding indebtedness for borrowed money referred to in Section 4.8(b) shall have released and discharged the same and its lien securing the same against payment pursuant to Section 4.8 of this Agreement of the outstanding balance of such indebtedness and any related obligation, and Holdings shall have received reasonably satisfactory evidence of the foregoing.

     5.10 Environmental Conditions. The Phase I Environmental Site Assessments that Holdings has commissioned and received with respect to those of the properties identified on Schedule 5.10 do not identify any Updated Environmental Conditions except for Updated Environmental Conditions that are not material and adverse to the Company and the Company Subsidiaries taken as a whole. "Updated Environmental Conditions" shall mean environmental conditions that are significantly different from those disclosed pursuant to Table 2.13(a)(v) of
Schedule 2.13.

     5.11 Legal Opinions. Holdings shall have received an opinion, dated as of the Closing Date and addressed to it, of Hughes Hubbard & Reed LLP, counsel to the Company and the Trust, substantially in the form attached hereto as Exhibit A.

     5.12 Consents. All Consents identified in Schedule 5.12 shall have been obtained.


     5.13 Other Documents. The Trust shall have delivered or caused to be delivered to Holdings all other documents reasonably requested by Holdings.

                                    ARTICLE 6

                     CONDITIONS TO OBLIGATIONS OF THE TRUST

     The obligations of the Trust to be performed by the Trust at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions, unless waived by the Trust in its sole discretion:

     6.1 Absence of Injunction. No Governmental Order shall have been issued and be in effect that prohibits or enjoins in any material respect the consummation of the transactions contemplated by this Agreement.

     6.2 Hart-Scott-Rodino. The waiting period (and any extensions thereof) under the H-S-R Act applicable to the Merger shall have expired or otherwise been terminated.

     6.3 No Breach. Each representation and warranty of Acquisition and Holdings contained in this Agreement shall be true and correct as of the Closing, except to the extent a different date is specified therein, in which case such representation and warranty shall be true and correct as of such date. Each covenant and agreement of Acquisition and Holdings contained in this Agreement required to be performed or complied with at or prior to the Closing will have been duly performed and complied with in all material respects as of the Closing.

     6.4 Bankruptcy Court Approval. The Bankruptcy Court shall have approved an amendment of the Amended and Restated Articles of Incorporation of the Company that deletes Article Sixth thereof.

     6.5 Merger Approvals. All Merger Approvals required to consummate the transactions contemplated hereby shall have been obtained.

     6.6 Government Approvals. All Government Approvals required to consummate the transactions contemplated hereby shall have been obtained.

     6.7 Legal Opinion. The Trust shall have received an opinion, dated as of the Closing Date and addressed to it, of Howard, Darby & Levin, counsel to Holdings and Acquisition, in form and substance reasonably satisfactory to the Trust.

     6.8 Holdings Financing. Holdings and Acquisition shall have received or otherwise have available funds in an amount sufficient to satisfy all of its obligations hereunder. Holdings shall have demonstrated to the reasonable satisfaction of the Trust that Holdings will comply with the terms of Section 7.3.

     6.9. Other Documents. Holdings shall have delivered or caused to be delivered to the Trust all other documents reasonably requested by the Trust.

                                    ARTICLE 7

                                     CLOSING

     7.1 The Trust Deliveries. Subject to the conditions set forth in this Agreement, at the Closing, the Trust shall deliver to Holdings:

          (a) certificates representing all of the Shares accompanied by stock powers duly executed in blank with all necessary stock transfer and other documentary stamps attached;

          (b) a receipt for the Merger Consideration;

          (c) a certificate, dated the Closing Date and duly executed by a Trustee and a senior executive officer of the Company, to the effect that the conditions set forth in Section 5.3 have been satisfied;





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                                                                              30

          (d) a Secretary's certificate certifying the (i) resolutions adopted by the Trust evidencing the authorizations described in Section 2.5, (ii) constituent documents of the Trust, and (iii) incumbency of the Trustees executing this Agreement and the other documents required hereunder; and

          (e) a FIRPTA affidavit from the Trust, and any other Person required under the Code to deliver the same in connection with the transactions contemplated by this Agreement under and in accordance with Section 897 and
     Section 1445 of the Code.

     7.2 Holdings Deliveries. At the Closing, (i) Holdings shall make the wire transfer of funds in the amount of the Merger Consideration and (ii) shall execute where applicable and deliver to the Trust:

          (a) a certificate, dated the Closing Date and duly executed by a senior executive officer of Acquisition and Holdings, to the effect that the conditions set forth in Section 6.3 have been satisfied; and

          (b) a Secretary's certificate certifying the (x) resolutions adopted by Acquisition and Holdings evidencing the authorizations described in
     Section 3.2, (y) the constituent documents of Acquisition and Holdings, and
     (z) incumbency of officers of Acquisition and Holdings executing this Agreement and the other documents required hereunder.

     7.3 Payment of Debentures. At the Closing, simultaneously with the Effective Time, Holdings shall cause the Company to pay, by wire transfer of immediately available funds, to the Trust, an amount in cash equal to Two Hundred Fifty Million Dollars ($250,000,000), representing the principal amount of all indebtedness of the Company owed to the Trust as of the Closing Date under the Company's 10% Senior Unsecured Sinking Fund Debentures Due November 29, 2006 (the "Debentures"), plus all accrued and unpaid interest thereon through the Closing Date and all other obligations of the Company and the Company Subsidiaries payable to the Trust thereon.

                                    ARTICLE 8

                                 INDEMNIFICATION

     8.1 Indemnification by the Trust. Subject to Section 8.4, if the Closing occurs, the Trust shall, jointly and severally, defend and indemnify and hold harmless Acquisition and Holdings and its directors, officers, employees, Affiliates, agents, successors by operation of law and permitted assigns ("Holdings Indemnified Parties") from and against and in respect of any and all Losses which any of them may incur as a result of any one or more of the following:

          (a) any breach by the Trust of any covenant or agreement of the Trust in this Agreement; or

          (b) any breach of or inaccuracy in any representation or warranty made by the Trust in this Agreement or any certificate or document delivered by the Closing Date





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                                                                              31

     pursuant to or in connection with this Agreement (or any facts or circumstances constituting such breach) (it being agreed and acknowledged by the parties that for purposes of Acquisition's and Holdings' rights to indemnification pursuant to this Section 8.1, the representations and warranties contained herein shall be made without qualification by any references therein to materiality generally or whether any breach or inaccuracy would have, or be reasonably expected to have, a Material Adverse Effect); provided, however, that notwithstanding any other provision contained herein, the Trust shall have no liability for any breach of or inaccuracy in any December 1 Representation which arises out of or is based upon any event, change or effect which occurs after December 1, 1997; or

          (c) (i) any investigation, assessment, sampling, monitoring, treatment, remediation, removal or cleanup ("Remedial Activities") after the Closing relating to any release of Hazardous Materials into the environment of, on or about the Real Property prior to the Closing to the extent such Remedial Activities are required under any Environmental Laws (including any authoritative interpretation thereof by any Governmental Authority) or are necessary to prevent any imminent danger to health or human safety; or (ii) any claims, suits, demands or notices of liability or potential liability arising at any time under Environmental Laws (including any authoritative interpretation thereof by any Governmental Authority) relating to the business or operation of the Company or the Company Subsidiaries prior to the Closing, provided, however, that (x) with respect to environmental matters disclosed on Table 2.13(a)(v) of Schedule 2.13, Holdings Indemnified Parties shall be entitled to indemnification pursuant to this Section 8.1 for such matters only to the extent that the Losses with respect to such matters or properties exceed the amount of the liability with respect to such matters or properties set forth on Table 2.13(a)(v) of Schedule 2.13; and (y) that Holdings Indemnified Parties shall not be entitled to indemnification pursuant to this Section 8.1 with respect to any property that is identified on Schedule 5.10; provided, however, that, if and to the extent any Phase I Environmental Site Assessment commissioned and received by Holdings prior to the Closing with respect to such property identifies adverse Updated Environmental Conditions, the Holdings Indemnified Parties shall be entitled to indemnification with respect to such Updated Environmental Conditions pursuant to this Section 8.1, subject to the limitations set forth in
     Section 8.4, subject to the following:

               (x) notwithstanding Section 8.1(c) the Holdings Indemnified Parties shall not be entitled to any indemnification for Losses arising out of any Phase II Environmental Site Assessment other than any such action taken (x) in connection with a settlement, resolution of any pending or threatened administrative enforcement action or as otherwise required to comply with any Environmental Law, or action rendered necessary by an imminent danger to health or human safety; or
          (y) as part of any monitoring or remediation consistent with the past practices; and

               (y) with respect to any remediation on any Real Property in respect of which indemnity is provided under Section 8.1(c), Holdings shall use remedial alternatives which shall be among the most cost-effective alternatives permitted under applicable Environmental Laws that does not cause or result in a material interference with operations on the Real Property and may include, without limitation, the use of risk assessments, deed restrictions, institutional controls and industrial remediation standards. Holdings shall promptly provide copies to the Trust of any notices, correspondence, drafts and final reports relating to any covered matter; or

          (d) any matter on Schedule 2.11 or 2.12 that is designated as covered by this Section 8.1(d); provided, however, that the Trust's obligations under this Section 8.1(d) shall be limited to 50% of any Losses resulting from any such matter; or

          (e) any matter on Schedule 2.12 that is designated as covered by this
     Section 8.1(e).

     8.2 Indemnification by Acquisition and Holdings. Subject to Section 8.4, if the Closing occurs, Holdings shall, jointly and severally, defend, indemnify and hold harmless the Trust and its Trustees, officers, employees, Affiliates, successors and permitted assigns ("Trust Indemnified Parties") from and against and in respect of any and all Losses which any of them may incur as a result of any one or more of the following:

          (a) any breach by Acquisition or Holdings of any covenant or agreement of Acquisition or Holdings in this Agreement; or

          (b) any breach of or inaccuracy in any representation or warranty on the part of Acquisition or Holdings in this Agreement or any certificate or document delivered at the Closing in connection with this Agreement (or any facts or circumstances constituting such breach) (it being agreed and acknowledged by the parties that for purposes of the Trust's right to indemnification pursuant to this Section 8.2, the representations and warranties contained herein shall not be deemed qualified by any references herein to materiality generally).

     8.3 Survival. The parties agree that, regardless of any investigation made at any time by the parties, the representations and warranties made by the Trust, the Company, Acquisition and Holdings in this Agreement or in any Schedule (and any related indemnity obligations) shall survive the Closing but shall terminate and be of no further force and effect on, and no claims of any kind with respect thereto may be made by the Trust, the Company, Holdings or Acquisition after, March 31, 1999; provided, however, that representations and warranties set forth in Section 2.4, paragraph (a) of Section 2.5, Section 2.6 and Section 2.18 will survive the Closing Date and remain in full force and effect indefinitely, and, provided, further, that the representations and warranties set forth in Section 2.15 and the agreements contained in Section 4.7 shall survive until six months after the expiration of the applicable statute of limitations and provided, further, that the representatives and warranties in
Section 2.13 shall survive until the third anniversary of the Closing. The indemnification obligations set forth in Section 8.1(c) shall survive until the third anniversary of the Closing at which time they shall terminate and be of no further force or effect. In addition, if written notice of a claim has been given prior to the expiration of the applicable representations and warranties or indemnification obligations under Section 8.1(c) by

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                                                                              33


either Acquisition or Holdings or the Trust, as applicable, then the relevant representations and warranties (and related indemnity obligations) or indemnification obligations under Section 8.1(c) shall survive as to such claim, until such claim has been finally resolved. The covenants and agreements contained in this Agreement shall survive the closing.

     8.4 Limitations on Indemnity.

     (a) The following limitations shall apply in respect of the indemnification obligations pursuant to Sections 8.1 and 8.2:

          (i) no claim for indemnification may be made by a Holdings Indemnified Party pursuant to Section 8.1 or by a Trust Indemnified Party pursuant to
     Section 8.2 unless notice of such claim (describing the basic facts or events, the existence or occurrence of which constitute or have resulted in the alleged breach of a representation or warranty made in this Agreement or which otherwise form the basis of the claim) has been given to the party from whom indemnification is sought (the "Indemnifying Party") during the relevant survival period set forth in Section 8.3;

          (ii) The Trust shall have no liability pursuant to Section 8.1 until the cumulative aggregate amount of all Losses which are otherwise recoverable thereunder by Holdings Indemnified Parties exceed Ten Million Dollars ($10,000,000) (the "Deductible"), and then only for the amount (the "Excess Amount") by which such Losses exceed the Deductible up to a maximum Excess Amount of, and the cumulative aggregate amount of Losses for which the Trust shall be liable pursuant to Section 8.1 shall in no event exceed, Fifty Million Dollars ($50,000,000); provided, however, that this Section 8.4(a)(ii) shall not apply to any recovery for claims based upon a breach of Section 2.4, paragraph (a) of Section 2.5, and Sections 2.6 and 2.18; and

          (iii) The cumulative aggregate indemnity obligation of Holdings under
     Section 8.2 shall in no event exceed Fifty Million Dollars ($50,000,000).

This Section 8.4 shall not apply to Tax matters, which shall be governed by
Section 4.7. The parties hereto acknowledge and agree that there shall not be any duplication of indemnification with respect to any matter, notwithstanding the fact that such matter may give rise to a right or rights of reimbursement or indemnification under one or more Sections of this Article 8 or Section 4.7 of this Agreement.

     8.5 Indemnification Procedure.

     (a) Any party making a claim for indemnification hereunder (an "Indemnitee") shall notify the indemnifying party (an "Indemnitor") of the claim in writing promptly (a "Notice of Claim"), provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent such failure shall have actually prejudiced the Indemnitor.





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                                                                              34

     (b) With respect to any third party action, lawsuit, proceeding, investigation or other claim which is the subject of a Notice of Claim (a "Third Party Claim"), if (i) such claim does not seek an order, injunction or other equitable relief against the Indemnitee which, if successful, would materially interfere with the business or operations of the Indemnitee and (ii) the Indemnitor admits in writing that this indemnity fully covers the Indemnitee against such Third Party Claim, an Indemnitor shall be entitled to assume and control (with counsel of its choice reasonably acceptable to the Indemnitee) the defense of such Third Party Claim at the Indemnitor's expense and at its option by sending written notice of its election to do so within fifteen (15) days after receiving the Notice of Claim from the Indemnitee as aforesaid; provided, however, that:

          (i) The Indemnitee shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose (the fees and expenses of such separate counsel shall be borne by Indemnitee); and to assert against any third party (other than the Indemnitor) any and all crossclaims and counterclaims the Indemnitee may have, subject to the Indemnitor's consent, which consent shall not be unreasonably withheld;

          (ii) If the Indemnitor elects to assume the defense of any such Third Party Claim, the Indemnitor shall be entitled to compromise or settle such Third Party Claim in its sole discretion so long as either (x) such is solely a monetary settlement which provides an unconditional release of the Indemnitee with respect to such claim or (y) the Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld); and

          (iii) If the Indemnitor shall not have assumed the defense of such Third Party Claim within the fifteen (15) day period set forth above, the Indemnitee may assume the defense of such Third Party Claim with counsel selected by it and may make any compromise or settlement thereof or otherwise protect against the same and be entitled to all amounts paid as a result of Third Party Claim or any compromise or settlement thereof. The Indemnitee shall give the Indemnitor notice of the name of counsel selected by it prior to the time of assuming the defense and the Indemnitor shall have five (5) Business Days in which to object to such counsel. In the event of such objection, the Indemnitor shall have the obligation to defend on the terms specified in Section 8.5(b)(ii).

     (c) The Indemnitee shall at all times cooperate, at no expense, in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make its employees available or otherwise render reasonable assistance to, the Indemnitor.

     (d) Upon payment of any amount pursuant to any claim for indemnification hereunder, the Indemnitor shall be subrogated, to the extent of such payment, to all of the Indemnitee's rights of recovery against any third party with respect to the matters to which such claims relates.

     8.6 Exclusive Remedy. If the Closing occurs, the sole and exclusive remedies of Acquisition and Holdings for (a) any breach of any representation or warranty made by the Trust





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                                                                              35

or the Company, (b) any breach, nonfulfillment or nonperformance of any covenant or agreement to be performed, complied with or fulfilled by the Trust under this Agreement or (c) any Losses referred to in Section 8.1 hereof shall be the remedies therefor expressly provided in this Article 8 and the Trust shall have no other obligations with respect thereto; provided, however, that this Section
8.6 shall not apply to matters governed by Section 4.7. If the Closing occurs, the sole and exclusive remedies of the Trust for (a) any breach of any representation or warranty made by Acquisition and Holdings, (b) any breach, non-fulfillment or non-performance of any covenant or agreement to be performed, complied with or fulfilled by Acquisition and Holdings under this Agreement or
(c) any Losses referred to in Section 8.2 hereof shall be the remedies therefor expressly provided in this Article 8 and Acquisition and Holdings shall have no other obligations with respect thereto; provided, however that this Section 8.6 shall not apply to matters governed by Section 4.7.

                                    ARTICLE 9

                                   TERMINATION

     9.1 Termination. Notwithstanding anything to the contrary set forth herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

          (a) by mutual consent of Holdings and the Trust;

          (b) by either Holdings or the Trust, if the Closing shall not have been consummated on or before June 30, 1998 (the "Deadline"); provided, however, that the right to terminate this Agreement pursuant to this
     Section 9.1(b) shall be suspended as to any party whose failure to fulfill any material obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to the Deadline until the fifth Business Day after such failure has been cured;

          (c) by either Holdings or the Trust in the event of the issuance of a final, nonappealable Governmental Order restraining or prohibiting the consummation of the transactions contemplated hereby; or

          (d) by the Trust, upon five days' prior notice to Holdings, if the Trust has complied with the provisions of the proviso in the first sentence of Section 4.13; provided, however, that prior to any such termination, the Trust shall, and shall cause its respective financial and legal advisors to, negotiate with Holdings to make such adjustments in the terms and conditions of this Agreement as would enable Holdings to proceed with the transactions contemplated hereby; provided further, however, that no termination shall be effective pursuant to this clause (d) unless concurrently with such termination a termination fee equal to the sum of
     (i) Seventeen Million Five Hundred Thousand Dollars ($17,500,000) and (ii) Holdings' (and its Affiliates') out-of-pocket expenses relating to the transaction (including, without limitation, professional and other fees and disbursements and commitment and other financing fees) up to a maximum of Two Million Five Hundred Thousand Dollars ($2,500,000), is paid in cash by the Trust to Holdings.





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




                                                                              36

     9.2 Effect of Termination. If this Agreement is terminated pursuant to
Section 9.1, this Agreement shall be of no further force and effect, and none of the parties hereto nor their respective Affiliates, directors, shareholders, officers, employees, agents, consultants, attorneys-in-fact or other representatives shall have any liability in respect of such termination, except that (a) the agreements in Section 10.1 and 10.16 shall survive the termination hereof and (b) nothing herein shall relieve either party from liability for any breach hereof or failure to perform hereunder. Notwithstanding the foregoing, if this Agreement shall be terminated by either party pursuant to Section 9.1(b) as a result of the other party's failure to fulfill any material obligation of this Agreement, then the non-terminating party shall pay the other party an amount equal to the terminating party's reasonable fees and expenses incurred by such party in connection with the transactions contemplated by this Agreement, including, but not limited to, fees of counsel, filing fees, agency fees, commitment fees, accountant fees, appraisal fees and all out-of-pocket expenses related thereto.

                                   ARTICLE 10

                                  MISCELLANEOUS

     10.1 Expenses. Except as otherwise expressly provided herein, whether or not the transactions contemplated hereby are consummated, all costs, expenses and disbursements incurred by the Trust and Holdings in connection with this Agreement and the transactions contemplated hereby shall be borne by them, respectively.

     10.2 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede all previous agreements, understandings or discussions with respect to the subject matter hereof, except for the Confidentiality Agreement. Except as set forth in the preceding sentence, any and all prior arrangements, representations, promises, understandings and conditions in connection with said subject matter and any representations, promises or conditions not expressly incorporated herein or expressly made a part hereof shall not be binding upon any party hereto.

     10.3 Waivers. Any waiver of rights hereunder must be set forth in writing signed by the party against whom the waiver is to be effective. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive any party's rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement for any other breach or failure to comply with the terms and conditions of this Agreement.

     10.4 Binding Effect; Assignability. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns. This Agreement shall not be assignable by any party without the express written consent of the other parties; provided, however, that Holdings may assign its rights and obligations under this Agreement to any Affiliate of Holdings and any of its financing parties without the express written consent of the Trust provided that Holdings shall not be relieved of any of its obligations hereunder.





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                                                                              37

     10.5 Notices. All notices or other communications required or permitted to be given hereunder shall be (as elected by the party giving such notice) (a) personally delivered against receipt to the party to whom it is to be given with copies to all others listed, (b) transmitted by telecopy, (c) transmitted by postage prepaid certified mail, return receipt requested, or (d) delivered from a point in the United States by a recognized overnight courier service as follows:

               (i)    If to the Trust:

                          Eagle-Picher Industries, Inc.
                            Personal Injury Settlement Trust
                          One East Fourth Street
                          Suite 1219
                          Cincinnati, Ohio 45202
                          Telecopy:  (513) 721-3404

                      with a copy to:

                          Hughes Hubbard & Reed LLP
                          One Battery Park Plaza
                          New York, New York  10004
                          Attention:  Ed Kaufmann
                          Telecopy:  (212) 422-4726

               (ii)   If to the Company:

                          Eagle-Picher Industries, Inc.
                          580 Walnut Street
                          Floor 13
                          Cincinnati, Ohio 45202
                          Telecopy:  (513) 721-2341

                      with a copy to:

                          Hughes Hubbard & Reed LLP
                          One Battery Park Plaza
                          New York, New York  10004
                          Attention:  Ed Kaufmann
                          Telecopy:  (212) 422-4726

               (iii)  If to Holdings or Acquisition:

                          Granaria Holdings B.V.
                          Lange Voorhout 16
                          P.O. Box 233
                          2501 CE The Hague





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




                                                                              38

                          The Netherlands
                          Attention:  Joel P. Wyler
                                      Chairman
                          Telecopy:   011 31 70 312 1150

                      with a copy to:

                          Howard, Darby & Levin
                          1330 Avenue of the Americas
                          New York, NY  10019
                          Attention:  Scott F. Smith
                          Telecopy:  (212) 841-1010

All notices and other communications shall be deemed to have been duly given on
(x) the date of receipt if delivered personally or by telecopy (with issuance by the transmitting machine of confirmation of successful transmission), (y) the day of delivery as indicated on the return receipt if delivered by mail, or (z) one (1) Business Day after the date of delivery in the US to the overnight courier if sent by overnight courier. Any party hereto may change its address for purposes hereof by notice to the other parties.

     10.6 Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute and be the same instrument.

     10.7 Attachments, Exhibits and Schedules. All Attachments, Exhibits and Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Attachments, Exhibits or Schedules shall be deemed to refer to this entire Agreement, including all Attachments, Exhibits and Schedules. Neither the specification of any dollar amount in the representations and warranties set forth in Article 2 or elsewhere herein nor the indemnification provisions of Article 8 nor the inclusion of any Schedule shall be deemed to constitute an admission by the Trust, or otherwise imply, that any such amounts or the items so included are material for purposes of this Agreement or are required to be listed on the relevant schedule.

     10.8 GOVERNING LAW. THIS AGREEMENT SHALL IN ALL RESPECTS BE INTERPRETED, CONSTRUED, AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, DISREGARDING ANY CONFLICT OF LAWS PROVISIONS WHICH MIGHT OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

     10.9 No Presumption. Holdings, Acquisition, the Trust and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Holdings and the Trust, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.





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                                                                              39

     10.10 Headings. The headings and subheadings of this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

     10.11 Amendment. This Agreement may be amended only in a writing signed by all parties hereto.

     10.12 Third Party Rights. Except as otherwise provided (a) in Section 4.9 with respect to the rights of Management Persons, (b) in Article 8 with respect to the indemnification obligations for the benefit of Holdings Indemnified Parties and the Trust Indemnified Parties (other than Holdings and the Trust) and (c) in Section 10.16 with respect to the rights of Trust Persons, the provisions of this Agreement are for the sole benefit of Holdings, Acquisition, the Company and the Trust and shall not inure to the benefit of any other Person (other than permitted assigns of the parties hereto) either as a third party beneficiary or otherwise, including, without limitation, with respect to rights of subrogation in favor of title insurance companies.

     10.13 Severability. If and to the extent that any court of competent jurisdiction holds any provisions (or any part thereof) of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

     10.14 Consent to Jurisdiction. Holdings, Acquisition, the Trust and the Company hereby submit to the non-exclusive jurisdiction of the courts of general jurisdiction of the State of New York and the federal courts of the US, located in the City of New York, solely in respect of the interpretation and enforcement of the provisions of this Agreement and any other agreement, instrument or other document entered into in connection herewith and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or any such other agreement, instrument or other document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement or any such other agreement, instrument or other document may not be enforced in or by such courts or that its property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process with respect thereto may be made upon Holdings or the Trust by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 10.5 hereof with copies to the indicated parties, provided that service of process may be accomplished in any other manner permitted by applicable Law.

     10.15 Nonrecourse Provisions.

     (a) Holdings agrees that, notwithstanding to the contrary in this Agreement (including, without limitation, Article 8) or any agreement, instrument or certificate of the Trust delivered pursuant to this Agreement (each a "Transaction Document") or under any applicable rule of law or equity, (i) the sole recourse of Holdings under the Transaction Documents or otherwise with respect to the matters contemplated hereby or thereby shall be limited to the Trust and its assets and (ii) the Trust's obligations and liabilities under all Transaction Documents and otherwise in connection with the transactions contemplated therein shall be Nonrecourse to the





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                                                                              40

Trustees and the beneficiaries, employees, advisors and agents of the Trust (collectively, "Trust Persons").

     (b) "Nonrecourse" shall mean that the obligations and liabilities are limited in recourse solely to the Trust and the assets of the Trust (which shall not include any receivables due from or other rights against Trust Persons), and no Trust Person shall be directly or indirectly personally liable in any respect for any obligation or liability of the Trust under any Transaction Document or any transaction contemplated herein or therein.

     (c) Holdings hereby covenants for itself and its successors and assigns that it and its successors and assigns will not make any claim, or bring, commence, prosecute or maintain any action, either at law or equity, in any federal, state or local court of the United States or in any foreign court, against any Trust Person in respect of (i) the payment of any amount or the performance of any obligation under any Transaction Document, (ii) the satisfaction of any liability arising in connection with any such payment or obligation or otherwise, including without limitation, liability arising in law for tort (including, without limitation, for active and passive negligence, negligent misrepresentation and fraud), equity (including, without limitation, for indemnification and contribution) or contract (including, without limitation, monetary damages for the breach of representation or warranty or performance of any of the covenants or obligations contained in any Transaction Document or with the transactions contemplated herein or therein) or (iii) otherwise in respect of the transactions contemplated hereby provided that this
Section 10.15(c) shall not limit Holdings from naming a Trust Person in any action against the Trust, solely for the purposes of enforcing the Trust's obligations under the Agreement or satisfying any liability referred to in clauses (i) and (ii) of this Section 10.15(c).

     10.16 Terms Generally. (a) Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Attachments and Schedules hereto) and not to any particular provision of this Agreement, (c) Article, Section, paragraph, clause, Attachment and Schedule references are to the Articles, Sections, paragraphs, clauses, Attachments and Schedules to this Agreement unless otherwise specified, (d) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified, (e) the word "or" shall not be exclusive, and (f) references to a Person are also references to its permitted successors and assigns.






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                                                                              41

     IN WITNESS WHEREOF, the duly authorized officers or representatives of the parties hereto have duly executed this Agreement on the date first written above.

E-P HOLDINGS, INC.                      EAGLE-PICHER INDUSTRIES, INC. PERSONAL
                                        INJURY SETTLEMENT TRUST

By: /s/  Joel P. Wyler                  By: /s/  Ruth R. McMullin
    -----------------------------           ---------------------------------
    Name:  Joel P. Wyler                    Name:   Ruth R. McMullin
    Title: Chairman and President           Title:  Chairperson


E-P ACQUISITION, INC.                   EAGLE-PICHER INDUSTRIES, INC.

By: /s/  Joel P. Wyler                  By: /s/  Thomas E. Petry
    -----------------------------          ----------------------------------
    Name:  Joel P. Wyler                   Name:   Thomas E. Petry
    Title: Chairman and President          Title:  Chairman and CEO






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                                  ATTACHMENT A

                                   Definitions

     For purposes of this Agreement:

     "Acquisition" shall have the meaning specified in the Preamble.

     "Acquisition Common Stock" shall have the meaning specified in Section 1.7.

     "Acquisition Proposal" shall have the meaning specified in Section 4.13.

     "Affiliate" shall mean, as to any specified Person, any other Person, which, directly or indirectly, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, "control" means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Agreement" shall have the meaning specified in the Preamble.

     "AMT" shall have the meaning specified in Section 2.15(c).

     "Approval" shall mean any Consent of, or notice to or filing, registration or qualification with, any Governmental Authority.

     "Audited Balance Sheet" shall mean the audited consolidated balance sheet of the Company and the Company Subsidiaries as of November 30, 1997.

     "Audited Financial Statements" shall have the meaning set forth in Section 4.12(i).

     "Balance Sheet" shall have the meaning specified in Section 2.7.

     "Bankruptcy Court" shall have the meaning specified in Section 2.5(c)(ii).

     "Benefit Plan" shall have the meaning specified in Section 2.16(b).

     "Business Day" shall mean a day other than a Saturday, Sunday or other day on which banks in New York, New York are required to or may be closed.

     "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. 'SS''SS' 9601, et seq.).

     "Certificate of Merger" shall have the meaning specified in Section 1.2.

     "Closing" shall have the meaning specified in Section 1.3.

     "Closing Date" shall have the meaning specified in Section 1.3.





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                                                                               2

     "Closing Representations" shall mean the representations and warranties contained in Section 2.1 through 2.6, Sections 2.15(b) and (c) and Section 2.18.

     "Code" shall mean the US Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

     "Common Stock" shall have the meaning specified in the second recital of this Agreement.

     "Company" shall have the meaning specified in the Preamble.

     "Company Debt" shall have the meaning specified in Section 2.4(b).

     "Company Property" shall have the meaning specified in Section 8.1(e).

     "Company Subsidiary" shall mean a Subsidiary of the Company.

     "Confidentiality Agreement" shall have the meaning specified in Section 4.5(a).

     "Consent" shall mean any action, approval, waiver, consent, authorization, notification or permit.

     "Contract" shall mean a written or oral contract or agreement, plan, lease, arrangement or commitment to which the Company or a Company Subsidiary is a party.

     "Deadline" shall have the meaning specified in Section 9.1(b).

     "Debentures" shall have the meaning specified in Section 7.3.

     "Debt Repayment Amount" shall have the meaning specified in Section 4.8.

     "December 1 Representations" shall mean the representations and warranties contained in Section 2.7 through 2.17 (except Sections 2.15(b) and (c)) and in
Section 2.20.

     "Deductible" shall have the meaning specified in Section 8.4(a)(ii).

     "DGCL" shall mean the Delaware General Corporation Law.

     "DOJ" shall mean the US Department of Justice.

     "Domestic Subsidiary" shall mean a Company Subsidiary incorporated in the United States.

     "Effective Time" shall have the meaning specified in Section 1.2.

     "Election" shall have the meaning specified in Section 4.7(a).

     "Enforceability Exceptions" shall have the meaning specified in Section 2.5(a).





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                                                                               3

     "Environmental Claimants" shall mean the US Environmental Protection Agency, the US Department of the Interior and the states of Arizona, Oklahoma and Michigan.

     "Environmental Laws" shall mean Laws in effect as of the close of business on November 30, 1997 relating to the protection of the environment from pollution or regulating or relating to the emission, discharge, disposal, treatment, transportation, storage, release or threatened release of Hazardous Materials into the environment, including ambient air, surface water, ground water, land surface or subsurface strata.

     "Environmental Reports" shall have the meaning specified in Section
2.13(c).

     "Environmental Requirements" shall mean any Environmental Laws and all Permits issued under Environmental Laws.

     "Environmental Settlement Agreement" shall mean a certain Settlement Agreement by and among the Company, certain Company Subsidiaries and the Environmental Claimants, approved by an order issued on or about June 6, 1996 by the United States Bankruptcy Court for the Southern District of Ohio, Western Division.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Evaluation Material" shall have the meaning set forth in the Confidentiality Agreement.

     "Excess Amount" shall have the meaning specified in Section 8.4(a)(ii).

     "Financial Statements" shall have the meaning specified in Section 2.7.

     "Financing Letters" shall have the meaning specified in Section 3.7.

     "FIRPTA" shall mean the Foreign Investment in Real Property Act of 1980.

     "Foreign Benefit Plan" shall have the meaning specified in Section 2.16(h).

     "Foreign Subsidiary" shall mean any Company Subsidiary not qualified to do business in the United States.

     "FTC" shall mean the Federal Trade Commission.

     "GAAP" shall mean United States generally accepted accounting principles as in effect at the relevant time, or during the relevant period, specified herein, applied on a consistent basis over the period indicated.

     "Government Approval" shall have the meaning specified in Section
2.5(c)(v).

     "Government Contract" shall mean any written prime contract, subcontract, grant or cooperative agreement between the Company or any Company Subsidiary and
(i) the US





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                                                                               4

Government, (ii) any prime contractor of the US Government or (iii) any subcontractor with respect to any contract described in clauses (i) or (ii) above.

     "Governmental Authority" shall mean any United States Federal, State or local, or any foreign, (i) government, governmental, regulatory or administrative authority, agency or commission or (ii) court, tribunal, or judicial body.

     "Governmental Order" shall mean any order, writ, stay, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

     "Hazardous Material" shall mean (i) any substance designated pursuant to
Section 311(b)(2)(A) of the Clean Water Act, as amended (33 U.S.C.
'SS''SS' 1251, et seq.), (ii) any "hazardous substance" designated pursuant to CERCLA, (iii) any waste having the characteristics identified under or listed pursuant to the Resource Conservation Recovery Act of 1976, as amended
(42 U.S.C. 'SS''SS' 6901, et seq.), (iv) any pollutant listed under Section 307(a) of the Clean Water Act, as amended (33 U.S.C. 'SS''SS' 1251, et seq.),
(v) any hazardous air pollutant listed under Section 112 of the Clean Air Act, as amended (42 U.S.C. 'SS''SS' 7401, et seq.), (vi) any petroleum, crude oil or any fraction or by-product thereof which is not otherwise specifically listed or designated under paragraphs (i) to (v) above, (vii) any other substance, pollutant, waste or petroleum fraction which is designated as hazardous under the above statutes or under any Environmental Law, (viii) any other substance which is regulated by or forms the basis of liability under any Environmental Law, including, without limitation, friable asbestos and polychlorinated biphenyls ("PCBs") and (ix) any material or substance which is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste," "solid waste," "contaminant,"
"pollutant," "toxic waste" or "toxic substance" under any provision of Environmental Law.

     "Holdings" shall have the meaning specified in the Preamble.

     "Holdings Indemnified Parties" shall have the meaning specified in Section 8.1.

     "H-S-R Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

     "Indemnifying Party" shall have the meaning specified in Section 8.4(a)(i).

     "Indemnitee" shall have the meaning specified in Section 8.5(a).

     "Indemnitor" shall have the meaning specified in Section 8.5(a).

     "Intellectual Property" shall have the meaning specified in Section 2.11.

     "Intellectual Property Claim" shall mean any written claim (i) challenging the scope, validity or enforceability of any of the Intellectual Property, (ii) that any of the products designed, manufactured or sold by the Company or any Company Subsidiary infringes upon the intellectual property rights of any third party or (iii) made by the Company or the Company Subsidiaries that any





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                                                                              5

activity of a third party infringes upon any of the Intellectual Property of the Company or the Company Subsidiaries.

     "Interest Amount" shall mean an amount equal to the amount of interest on $410,000,000 for the period beginning on (and including) December 1, 1997 to (but excluding) the Closing Date, at a rate per annum of 8% (calculated on the basis of the actual number of days elapsed over a year of 365 days).

     "IRB" shall mean Industrial Revenue Bond.

     "IRS" shall mean the US Internal Revenue Service.

     "ISRA" shall have the meaning specified in Section 4.15.

     "Joint Venture Entities" shall have the meaning specified in Section
2.3(b).

     "Joint Venture Interests" shall have the meaning specified in Section
2.3(b).

     "Knowledge of the Trust," "the Trust's Knowledge" or variants thereof shall mean the actual knowledge, as of the date of this Agreement, of the Trustees and the chief executive officer, the chief operating officer, the senior vice president-finance, controller, the general counsel, chief information officer, senior human resources officer and the head of the Hillsdale Tool Division, the Wolverine Gasket Division, the Technologies Division, the Construction Equipment Division and the Minerals Division, in each case without specific investigation.

     "Laws" shall have the meaning specified in Section 2.14.

     "Leased Real Property" shall have the meaning specified in Section 2.9(a).

     "Lien" shall mean any mortgage, pledge, security interest or similar encumbrance of property, whether voluntarily incurred or arising by operation of law or otherwise.

     "Liquidated Sites" shall have the meaning specified in the Environmental Settlement Agreement.

     "Losses" shall mean claims, liabilities, obligations, losses, damages, costs, and out of pocket expenses (including without limitation, reasonable legal, accounting and similar expenses); provided, however, that (i) Losses shall be calculated on a net after tax basis assuming that the person incurring the Loss has an effective tax rate of 40% and taking into account any Tax benefits realized by such Person from the Losses (net of insurance recovery);
(ii) Losses shall not include consequential damages other than Losses payable to a third party that consist of consequential damages suffered by such third party; (iii) Losses shall not include punitive damages, except to the extent such Losses represent the amount necessary to satisfy a specific award of punitive damages to a third party; and (iv) Losses shall be reduced by the amount of any insurance recovery or other payment from a non-affiliated third party received by the person incurring the Loss in connection with the Loss, subject to the offsetting effect of Taxes.

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




                                                                               6

     "Management Persons" shall have the meaning specified in Section 4.9(a).

     "Material Adverse Effect" shall mean a material adverse effect, individually or in the aggregate, on the business, financial condition or results of operations of the Company and the Company Subsidiaries considered as a single enterprise.

     "Material Contract" shall have the meaning specified in Section 2.10(a)(i).

     "Material Government Contract" shall have the meaning specified in Section 2.10(c).

     "Merger" shall have the meaning specified in the second recital of this Agreement.

     "Merger Approvals" shall have the meaning specified in Section 2.5(c)(iii).

     "Merger Consideration" shall have the meaning specified in Section 1.7(c).

     "Multiemployer Plan" shall have the meaning specified in Section 2.16(c).

     "Notice of Claim" shall have the meaning specified in Section 8.5(a).

     "Nonrecourse" shall have the meaning specified in Section 10.15(b).

     "OGCL" shall mean the Ohio General Corporation Law.

     "Owned Real Property" shall have the meaning specified in Section 2.9(a).

     "PBGC" shall mean the Pension Benefit Guaranty Corporation.

     "PCBs" shall mean polychlorinated biphenyls.

     "Permit" shall mean any permit, certificate, license or authorization issued by any Governmental Authority.

     "Permitted Changes" shall have the meaning specified in Section 4.1.

     "Permitted Liens" shall mean (i) Liens for current property taxes and assessments or other government charges or levies not yet due or the validity of which is being contested in good faith by appropriate proceedings, (ii) Liens of mechanics, materialmen, laborers, warehousemen, carriers and other similar common law or statutory Liens in each case, arising in the ordinary course of business and not in excess of $500,000, (iii) Liens and encumbrances existing on the date hereof which are set forth on Schedule 2.9, (iv) zoning, and other land use and environmental regulations by governmental agencies, (v) any other Liens or encumbrances which do not materially detract from the value or materially interfere with the present use of the relevant asset or property, (vi) Liens reflecting capitalized leases from the Person financing a purchase of equipment so long as the Lien is limited to the specific equipment so acquired, and (vii) with respect to Real Property and Real Property Leases, leases, subleases and occupancy agreements to Persons occupying less than 25,000 square feet pursuant

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




                                                                               7

to arrangements on market terms when made that can be terminated on ninety (90) or fewer days notice or that expire within one (1) year of the Closing Date.

     "Person" shall mean any individual, corporation, partnership (general, limited or limited liability), limited liability company, joint venture, association, trust, or other entity or organization.

     "Phase I Environmental Site Assessment" shall have the meaning used and understood by and among environmental consultants and shall exclude any boring, sampling, installation of wells, analysis of soil and groundwater, and all other intrusive work.

     "Phase II Environmental Site Assessment" shall mean an environmental site assessment that includes any boring, sampling, installation of wells, analysis of soil and groundwater, or other intrusive work.

     "Plan" shall have the meaning specified in Section 2.1.

     "PNC Bank" shall have the meaning specified in Section 4.8(b).

     "Real Property" shall have the meaning specified in Section 2.9(a).

     "Real Property Lease" shall have the meaning specified in Section 2.9(a).

     "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

     "Remedial Activities" shall have the meaning set forth in Section 8.1(c).

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Seller Group" shall have the meaning specified in Section 4.13.

     "Shares" shall have the meaning set forth in Section 1.7(c).

     "Subsidiary" shall mean, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person.

     "Surviving Corporation" shall have the meaning specified in Section 1.1.

     "Tax" or "Taxes" shall mean all taxes, assessments or other governmental charges (including, without limitation, excise taxes, sales taxes, taxes withheld from employees' salaries and other withholding taxes and obligations and all deposits required to be made with respect thereto), levies, assessments, deficiencies, imports, duties, licenses and registration fees and charges of any nature whatsoever, including any interest and penalties thereon or additions thereto, imposed by any government or taxing authority which are levied upon the property, assets, income or franchises of Company or the Company Subsidiaries by virtue of the operations of their businesses.

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                                                                               8

     "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Third Party Claim" shall have the meaning specified in Section 8.5(b).

     "Transaction Document" shall have the meaning specified in Section
10.15(a).

     "Transaction Expense Amount" shall mean the aggregate amount of fees and expenses of all accounting, financial and legal advisors to the Company and the Trust incurred in connection with the transactions contemplated by this Agreement to the extent such fees and expenses are paid by the Company.

     "Trust" shall have the meaning specified in the preamble.

     "Trust Agreement" shall have the meaning specified in Section 2.1.

     "Trust Indemnified Parties" shall have the meaning specified in Section
8.2.

     "Trust Persons" shall have the meaning specified in Section 10.15(a).

     "Trustees" shall have the meaning specified in Section 2.1.

     "Updated Environmental Conditions" shall have the meaning specified in
Section 5.10.

     "US" shall mean the United States of America.

     "US Benefit Plans" shall have the meaning specified in Section 2.16(b).

     "US Government" shall mean the United States Government and any agencies, instrumentalities and departments thereof.


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